Exhibit 4(b)5

Federative Republic of Brazil

National Telecommunications Agency

GRANT CONTRACT

National Long Distance Commuted Fixed Telephone Service

Sector 32

Telecomunicações de São Paulo S.A.

TELESP

CONTRACT PBOA/SPB No. 156/2006-ANATEL

GRANT CONTRACT OF FIXED

COMMUTEDTELEPHONE

SERVICE IN NATIONAL LONG DISTANCE MODALITY,

THAT IS EXECUTED BETWEEN THE AGÊNCIA NACIONAL DE

TELECOMUNICAÇÕES (NATIONAL

TELECOMMUNICATIONS AGENCY)

AND TELECOMUNICAÇÕES DE SÃO

PAULO S.A.-TELESP (SÃO PAULO TELECOMMUNICATIONS)

By the present deed, on one hand the Agência Nacional de Telecomunicações, hereinafter called Anatel, entity belonging to the UNION and as per terms of Federal Law No. 9,472 of July 16, 1997, General Telecommunications Law – LGT, responsible for exercising Granting Powers, herein represented by its Substitute President PLÍNIO DE AGUIAR JÚNIOR, Brazilian, married, engineer, Cl No. 1.818.065-IFP-RJ and CPF/MF (Registry of Private Individual at the Ministry of Finance) under No. 025.211.057-91, together with Counselor JOSÉ LEITE PEREIRA FILHO, Brazilian, married, engineer, Cl No. 180.522/AR-Ministry of the Navy-RJ, and CPF/MF No. 045.457.377-49 and on the other hand, TELECOMUNICAÇÕES DE SÃO PAULO S. A. – TELESP, CNPJ/MF (National Registry of Legal Entities at the Ministry of Finance) under No. 02.558.157/0001-62, by its President FERNANDO XAVIER FERREIRA, Brazilian, married, engineer, Cl No. 585.363.0 SSP-PR, CPF/MF No. 142.144.239-68, and by its Executive Vice-President of Strategic Planning and Regulation STAEL PRATA SILVA FILHO, Brazilian, married, business administrator, Cl No. 4.650.496 SSP-SP, CPF/MF No. 374.378.958-20, hereinafter called Concessionaire, as per terms of art. 207, paragraph 1, of the referred to General Law of Telecommunications, by this deed and in the best form of the law, celebrate the present GRANT CONTRACT, which will be ruled by the norms referred to below and by the following clauses:

Chapter I – Object

Clause 1.1. The object of the present Contract is the concession of the Commuted Fixed Telephone Service – STFC, destined for the use of the public in general, provided in public regimen, in the Modality of National Long Distance originated from the geographical area defined in clause 2.1, as per terms of the General Plan of Grants.

Sole Paragraph. It is included in the object of the present grant the Service of Commuted Fixed Telephone, provided in public regimen, in bordering and limiting areas, in compliance with the regulation issued by Anatel, as per disposition contained in the General Plan of Grants.

Clause 1.2. The Commuted Fixed Telephone Service is the telecommunications service that, by means of voice transmission and other signals, destines for the communication between established fixed points, using telephone processes.

Clause 1.3. After previous approval on the part of Anatel, the Concessionaire may implement and explore new services, utilities or commodities related with the provision of the service object of the present grant.

Sole Paragraph. Related with the object of the present grant should be considered those services, utilities or commodities that, upon the judgment of Anatel, are considered as inherent and complementary to the platform of the service now being granted, without the characterization of another service or modality of service or, further, added value service, complying with the dispositions of the regulation, particularly terms of article 222 of the Federal Constitution of 1988.

Clause 1.4. The Concessionaire is entitled to the implementation, expansion and operation of telecommunication networks required for the execution of the service, as well as its industrial exploration, as per the regulation.

Clause 1.5. It cannot be separated from the services being granted the need to reach the goals of universalization and quality foreseen in this Contract.

Clause 1.6. The Concessionaire undertakes to provide to its subscribers, directly or through third parties all necessary installations for the rendered service, as per the regulation.

Clause 1.7. The Concessionaire must keep free of charge access to emergency public services established in the regulation irrespective of the origin of the call of the Commuted Fixed Telephone Service.

Chapter II – Area of Service Provision

Clause 2.1. The geographic area of the provision of the service object of the present grant is that covered by the territory(ies) included in the Sector of number 32, included in Attachment 2 of the General Plan of Grants.

Chapter III – Time Period and Conditions for Contract Alteration

Clause 3.1. The time period of the present grant, duly remunerated, will end on December 31, 2025.

Clause 3.2. The present Contract may be changed on December 31, 2010, December 31, 2015 and December 31, 2020 in order to establish new conditions, new targets for universalization and quality, considering the conditions effective at the time, also defining, in the case of the universalization targets, the complementary resources, as per terms of art. 81 of Law No. 9,472 of 1997.

Paragraph 1st. Anatel, 24 (twenty four) months before the changes foreseen in this clause, will have a public consultation published with its proposal for new conditions and new targets towards universalization and quality of the service, the latter submitted to the approval, by means of a Decree, of the President of the Republic, as per terms of art. 18, paragraph III, of Law No. 9,472 of 1997.

Paragraph 2nd. The changes mentioned in the present clause do not exclude the possibility of revision, at any time, of the present Contract as a result of the supervenience of relevant fact, at Anatel’s criterion.

Paragraph 3rd. It is up to Anatel to assure the protection of the economic situation of the Concessionaire, as per terms of Chapter XIII of this Contract.

Clause 3.3. The Concessionaire must pay, every biennium, during the period of the grant, a burden corresponding to 2% (two per cent) of its revenue, during the year before that of the payment, of the Commuted Fixed Telephone Service, net of supervening taxes and social contributions.

Paragraph 1st. In the calculation of the value referred to in the caput of this clause, it will be considered the net revenue resulting from the application of the service plans, basic as well as alternative, object of the present grant.

Paragraph 2nd. The calculation of the percentage referred to in the caput of this clause will always be corresponding to the net income of the deductions of supervening taxes and contributions, verified between January and December of the previous year and obtained from the financial statements prepared as per company’s legislation and basic accounting principles, approved by the administration of the Concessionaire and audited by independent auditors, and the payment will be due on April 30 of the subsequent year to that of the verification of the burden.

Paragraph 3rd. The first installment of the burden will be due on April 30, 2007, calculated after considering the net income verified from January 1st to December 31st, 2006 and the subsequent installments will be due at each 24 (twenty four) months, having as a calculation basis the income of the previous year.

Paragraph 4th. The delay in payment the burden foreseen in the clause will imply in the charge of an interest on arrears fine in the amount of 0.33% per day, up to the limit of 10% (ten per cent), added by the referential tax SELIC for Federal titles, to be applied on the value of the debt considering every day the payment is delayed.

Chapter IV – Manner, Form and Conditions of Service Provision

Clause 4.1. The use of radiofrequencies in the provision of the service object of this grant will be authorized by Anatel, duly remunerated and with no exclusivity, except if there is a disposition to the contrary in the legislation in agreement with terms of articles 83 and 163 of Law No. 9,472 of 1997.

Paragraph 1st. The Concessionaire will be entitled to prorogation, duly remunerated and with no exclusivity, of the authorization of use of radiofrequency used on the date of signature of this Contract and that may be necessary to the continuity of the provision of the service.

Paragraph 2nd. The amount to be paid by the prorogation mentioned in the previous paragraph will not imply in a change in the value of the burden referred to in clause 3.3 of the present Contract.

Paragraph 3rd. The right of utilization of radiofrequencies referred to in this clause does not exclude the prerogative granted to Anatel by art. 161 of Law No. 9,472 of 1997.

Paragraph 4th. The new radiofrequencies that come to be required by the Concessionaire will have their use authorized, duly remunerated, with the compliance with the procedures defined by Anatel for similar authorities.

Paragraph 5th. The time period of the authorizations for the use of the radiofrequencies object of the present clause will end with the present grant.

Paragraph 6th. The return to Anatel of radiofrequencies that are not required to the continuity of the provision of services will not imply in the modification of the value of the burden fixed in clause 3.3.

Clause 4.2. The Concessionaire undertakes to render the service object of the grant so as to fully comply with the burdens of universalization and continuity inherent with the public regimen, which is fully applicable to it, in compliance with the criteria, formulas and parameters defined in the present Contract.

Sole Paragraph. The non fulfillment with the obligations related to the universalization and continuity will imply in the application of the sanctions foreseen in the present Contract, will permit the establishment of interference by Anatel and, depending on the case and severity or when the establishment of interference is not convenient, just, unfairly beneficial to the Concessionaire or uncalled for, it will imply in the extinction of the grant, as per terms of Clause 27.4.

Clause 4.3. The Concessionaire will explore the service object of the grant at its own account and risk, within the regimen of full and fair competition as established by Law No. 9,472 of 1997 and in the General Plan of Grants, being remunerated for the tariffs charged and for eventual complementary or accessory income that it makes as per terms of the present Contract.

Sole Paragraph. The Concessionaire will not be entitled to any kind of exclusivity; neither will it be able to claim any rights as to the admission of new providers of the same service, in the public or private regimen.

Clause 4.4. In the course of all the term of effectiveness of the grant, the Concessionaire undertakes to keep the commitments of quality, coverage and offer of the service included in the present Contract, irrespective of the competitive environment existing in the geographic area of exploration of the service.

Clause 4.5. The Concessionaire commits itself to keeping and preserving all the assets, equipment and installations employed in the service in perfect operating conditions, maintaining and repairing its units and promoting, in a timely fashion, the replacements required as a result of wear or technological updating, or further, promoting the repairs or modernization necessary to the good execution of the service and to the preservation of the adequate service, as determined in the present Contract.

Chapter V – Rules for Implementation, Expansion, Alteration and Modernization of the Service

Clause 5.1. Basic assumptions of the present grant are the expansion and the modernization of the service granted, complying with the goals and the criteria of the present Contract.

Sole Paragraph. Anatel may determine the alteration of implementation, expansion and modernization goals of the service, abiding by the right of the Concessionaire not to be compelled to bear non recoverable additional costs with the income resulting from the compliance with these goals by means of the efficient exploration of the service.

Clause 5.2. The alteration in the conditions of the provision of the service can only take place after determination of Anatel or as per its previous and express approval.

Clause 5.3. The modernization of the service will be sought by means of the constant introduction of able equipment, processes and means to render to the user a service compatible with the occasion, in face of the technologies available in the market.

Chapter VI – Criteria and Indicators of Service Quality

Clause 6.1. The adequate quality of the service rendered by the Concessionaire is an assumption of the present grant, considering as such the service that meets the conditions of regularity, efficiency, safety, modernity, generality, courtesy and low price of the fares.

Paragraph 1st. The regularity will be characterized by the continued rendering of the service with strict compliance with the terms of the norms established by Anatel.

Paragraph 2nd. The efficiency will be characterized by the attainment and preservation of the parameters included in the present Contract and by the meeting to the user of the service within the time limits in this Contract.

Paragraph 3rd. The safety in the rendering of the service will be characterized by the confidentiality of the data relative to the use of the service by the users, as well as by the full preservation of the confidentiality of the information transmitted in the scope of their rendering, complying with the terms of Chapter XV.

Paragraph 4th. The update will be characterized by the modernity of the equipment, the installations and the techniques in the rendering of the service, with the absorption of the technological advances derived in the course of the grant time period that, conclusively, bring benefits to the users, complying with the dispositions of the present Contract.

Paragraph 5th. The generality will be characterized with the non discriminatory rendering of all the users of the service granted, as well as the compliance with the duties to inform and meet promptly and politely to all that, users or not, request from the Concessionaire, information, measures or any type of postulation, as per terms of dispositions in the present Contract.

Paragraph 6th. The courtesy will be characterized by the respectful and immediate servicing to all users of the service granted as well as for the compliance with the obligation to inform and service promptly and politely all that, users or not, request from the Concessionaire, information, measures or any type of arrangement, as per terms of the present Contract.

Paragraph 7th. The principle of low cost in the fares will be characterized by the effort on the part of the Concessionaire in practicing tariffs below those established by Anatel.

Clause 6.2. The Concessionaire must comply with the parameters and indicators of the General Plan of Quality Goals.

Sole Paragraph. The Concessionaire must disclose, up to April 30 of each, a statement reporting the fulfillment of the General Plan of Quality Goals and the General Plan of Universalization Goals as per the terms of the regulation.

Clause 6.3. In addition to the follow-up and control of the quality indicators, Anatel will periodically evaluate the level of satisfaction of the users with the service granted herein, being able to disclose the results of the Concessionaire, covering, at least, the following aspects:

I – meeting the user, especially as it regards easiness of access, quickness, cordiality, speed and effectiveness in responding to requests and complaints;

II – tariffs and prices charged, as well as discounts offered;

III – quality of the service rendered, and

IV – adequacy of the quality of the services offered to the needs of the users.

Chapter VII – Continuity

Clause 7.1. The continuity of the service granted herein, essential element to the regimen of its provision, will be characterized by the non-interruption of the service, abiding by the suspension out of default of the user as per terms of disposition of clause 9.2 and article 3rd, item VI, of Law No. 9,472 of 1997.

Sole Paragraph. It will not be considered a violation of the continuity the circumstantial interruption of the service as a result of an emergency situation, motivated by reasons of technical order or in cases of safety in the installations, by means of communication to the users affected and, in relevant cases, by means of circumstantiated notice to Anatel.

Clause 7.2. The Concessionaire may not, under any hypothesis, interrupt the rendering of the service, pledging the non performance of any obligation on the part of Anatel or the Union, not being called upon by the Concessionaire except for contractual non performance.

Chapter VIII – Universalization Goals

Clause 8.1. Universalization is an essential feature of the service rendering regimen being granted herein and will be characterized by uniform and non discriminatory meeting to all the users and by compliance with the goals included in the General Plan of Universalization Goals, attached to this Contract, approved by the Executive Power, as per article 18, paragraph III and article 80 of Law No. 9,472 of 1997.

Clause 8.2. The implementation costs of the universalization goals included in the General Plan of Universalization Goals, attached to this Contract, will be supported with resources of the Concessionaire.

Clause 8.3. The Concessionaire, in addition to provisos of clause 8.2, assumes the obligation of implementing universalization goals which were not foreseen in the present Contract but which may come to be required by Anatel, complying with the following:

I – Anatel will consult with the Concessionary on the total costs for the implementation of the intended additional goals, and on the parcel of these that may not be amortized by the exploration income, being covered by specific payment, specifically indicating the objectives to be reached, the technologies selected, as well as the location and time period of implementation;

II – if, after the time period established in the consultation, there is no manifestation on the part of the Concessionaire, Anatel will take the necessary steps in order to establish the burden and costs of implementation of these goals as well as to estimate the corresponding generation of income;

III – if the consultation is responded by the Concessionaire, Anatel will evaluate if the costs and the estimates of income presented are adequate and compatible, taking into account the technologies available, the price of the raw-materials and labor, the geographical and social economic characteristics of the demand to be met, the prices practiced in the market place, in addition to other variable that it considers as relevant;

IV – if it does not consider the costs and/or the estimate of income proposed relevant, Anatel may, reasonably, charge the implementation of the goals to the Concessionaire, establishing the value of the indemnity, as per terms of Chapter XXXIII, and

V – Being the values of indemnity adequate and compatible in Anatel’s opinion, the latter will confirm to the Concessionaire the inclusion of the implementation of these specific goals, as per terms of the indemnity proposal forwarded by the Concessionaire.

Paragraph 1st. If, after the procedure foreseen in this clause, Anatel considers inconvenient or unfeasible the implementation of the specific universalization goal by means of the Concessionaire, it will hire the responsibility from another, doing it by means of specific grants and delimiting the service, complying with the economic parameters obtained in the procedure foreseen in this clause.

Paragraph 2nd. At Anatel’s criterion, the procedure foreseen in this clause can also be used for the purposes of establishment of values to be returned, at the time of anticipation of the goals foreseen in the present Contract.

Clause 8.4. The adoption of the procedures foreseen in the previous clause is Anatel’s option, which may adopt it at its criterion and within the best public interest, being the Concessionaire unable to having the right of preference in the implementation of these goals.

Chapter IX – Rules on the Suspension of the Service out of Non Performance and At the Request of the Subscriber

Clause 9.1. The subscriber of the service object of the present grant may request, at any time, the disconnection of the terminal used by him, as per terms of the regulation.

Clause 9.2. The Concessionaire may only proceed to the disconnection of the terminal whose subscriber does not honor the payment of debt directly as a result of the use of the service granted, complying with the regulation and following the following criteria that aim at preserving the rights of the subscribers:

Paragraph 1st. The Concessionaire must inform the disconnection to the subscriber with the advance foreseen in the regulation.

Paragraph 2nd. The non payment of debts which are not related directly with the service object of this grant as per paragraphs 1st, 2nd and 3rd of clause 11.6 will not cause the interruption dealt with in the present clause.

Clause 9.4. In case of default on the part of the subscriber in referring exclusively to the payment of the services rendered by the provider of Commuted Fixed Telephone Service other than that being granted herein that is the object of joint billing by the Concessionaire, the blockage should abide by the specific procedure object of regulation by Anatel.

Chapter X – Numbering Plan

Clause 10.1. The Concessionaire commits itself to abide by the Numbering Regulation of the Commuted Fixed Telephone Service, assuring to the subscriber of the service the portability of access codes as per the terms of the regulation.

Paragraph 1st. The Concessionaire will shoulder the costs resulting from the regulation referred to in the caput of this clause.

Paragraph 2nd. The costs referring to the resources necessary to allow the implementation and the operation of the portability of access codes should be fully assumed by the Concessionaire when this has to do with its own network.

Paragraph 3rd. The costs relative to the common resources required to the implementation and operation of the portability of access codes will be assumed by the service providers, as per the terms of the regulation.

Paragraph 4th. The costs relative to the administration of the process of consignation and occupation of Numbering Resources of the Concessionaire described in the Regulation of Numbering of Commuted Fixed Telephone Service will be under its responsibility as per the terms of the rules of the administration of the Numbering Resources defined by Anatel.

Chapter XI – Tariff Regimen and Billing from the Users

Clause 11.1. The Concessionaire must offer to all users, mandatorily, the Basic Plan of Long Distance Switched Landline Service, Attachment No. 02, full part of this Contract.

Sole Paragraph. The Basic Plan of National Long Distance Service will be unique for the entire area referred to in clause 2.1 and must contain, as per terms of what has been established by Anatel, maximum values for each item of the tariff structure defined for the rendering of the Commuted Fixed Telephone Service, values which will be reviewed and readjusted, complying with applicable norms.

Clause 11.2. The Concessionaire may offer to its users Alternative Plans of National Long Distance Services with characteristics different from those included in the Basic Plan of National Local and Long Distance Service.

Paragraph 1st. The transfer between the different Plans of National Long Distance Service offered by the Concessionaire will be assured to the user, as per terms of the regulation.

Paragraph 2nd. The structure of tariffs, values and other characteristics associated with the Alternative Plans of National Long Distance Service are of free proposition on the part of the Concessionaire, complying with terms of clause 11.1.

Paragraph 3rd. The Concessionaire is obliged to offering to the user its Alternative Plans of National Long Distance Service, in a way that is non discriminatory and if complied with the terms defined by it.

Paragraph 4th. The Alternative Plans of National Long Distance Service must be submitted to Anatel’s homologation before their offers to the public in general.

Paragraph 5th. After a period of 15 (fifteen) days, counting from the receipt of the proposal, with no manifestation on the part of Anatel on the request, the Alternative Plans of National Long Distance Service may be commercialized, remaining the same subject to Anatel’s homologation.

Paragraph 6th. Anatel, in face of the needs of services for the society, may establish specific alternative plans to be implemented by the Concessionaires, as per the terms of the regulation.

Clause 11.3. The Concessionaire may practice discounts at the tariffs of the Plans of National Long Distance Service as long as this is done equally and without discrimination, being the subjective reduction of values prohibited and abiding by the principle of fair competition.

Sole Paragraph. The Concessionaire, abiding by the terms of the regulation, undertakes to disclose, in advance, to its users the discounts in tariffs, providing them with wide and previous disclosure, communicating its decision to Anatel up to 7 (seven) days after the beginning of the effectiveness of tariff reduction.

Clause 11.4. The Concessionaire undertakes to provide wide publicity to the tariffs practiced by the service object of the present grant, as per regulated by Anatel.

Clause 11.5. At the time of the implementation of new services, utilities or commodities related to the service, object of the grant, the Concessionaire will submit previously to the service the bill for the approval of Anatel, without which no tariff or price may be charged.

Clause 11.6. The documents relative to charges issued by the Concessionaire must be presented in detail, clearly, explained, transparent and must list the type and the amount of each service rendered to the subscriber as per the regulation.

Paragraph 1st. The Concessionaire, as per the terms of this Contract, must enter in the billing document, clearly and explicitly, the values due by the subscriber to other telecommunication service providers of collective interest, assured fair and non discriminatory conditions.

Paragraph 2nd . The Concessionaire may enter in the billing document, as long as it is clear and explicit, the values due by the subscriber as a result of other services, commodities or utilities related with the service granted.

Paragraph 3rd. The inclusion in the billing document of values relative to the rendering of services of added value is not allowed without the express approval of the subscriber.

Clause 11.7. The Concessionaire will charge from the other telecommunication service providers tariffs for the use of networks, as per the regulation.

Clause 11.8. The Concessionaire will offer a discount to the subscriber who is affected by eventual discontinuities in the provision of the service granted, as long as they are not motivated by him, which will be proportional to the period in which the interruption is verified, as per the regulation.

Chapter XII – Tariff Readjustment

Clause 12.1. At each interval not below 12 (twelve) months, out of Anatel’s or the Concessionaire’s initiative, as long as the rules of the effective economic legislation are complied with, the tariffs included in the Basic Plan of Long Distance – Attachment No. 03, may be readjusted through the application of the following formulas:

Being:

Where:

= tariffs proposed in the Basic Plan of National Long Distance for schedule j, in the billing degree of distance i, free of supervening taxes.

= valid tariff in the Basic Plan of National Long Distance Service for schedule j, in the billing degree of distance i, free of supervening taxes.

= minute of National Long Distance Service, observed in the Basic Plan of National Long Distance Service for schedule j, in the billing degree of distance i, since the last tariff readjustment.

MT = total minutes of National Long Distance Service, observed in the Basic Plan National Long Distance Service since the last tariff adjustment.

i = Tariff degree of National Long Distance Service set forth in Service Billing Structure.

j = Tariff schedule of the National Long Distance Service set forth in Service Billing Structure.

t = proposed date for readjustment.

to = date of the last readjustment; e

Ft =	ISTt ISTto

Where:

IST – Index of updating of tariffs calculated as of indices of existing prices, as per terms of the regulation.

k = X + FA

X = factor of transference

FA = factor of amortization.

Paragraph 1st. For the period of January 1st, 2006 to December 31st, 2007, the factor of transference X will be established by Anatel based on a simplified methodology that includes, among others, the physical and economical data relative to the products monthly subscription and minute of utilization, as well as the factors materials, personnel, services and depreciation.

Paragraph 2nd. As of January 1st, 2008, the factor of transference X will be established by Anatel based on methodology considering the optimization of the costs of service rendering, as per terms of the regulation.

Paragraph 3rd. In case the value resulting from the calculation of the factor of transference X is negative, it will be adopted for the same, the value 0 (zero).

Paragraph 4th. The value of the factor of the amortization is:

I – 0 (zero) for variations of the IST, in the period under consideration, up to 10% (ten per cent);

II – 0.01 (zero dot zero one), for variations of the IST, in the period under consideration, above 10% (ten per cent) and up to 20% (twenty per cent) and

III – 0.02 (zero dot zero two), for variations of the IST, in the period under consideration, above 20% (twenty per cent).

Paragraph 5th. If the readjustment period involves values that are different from the factor of transference, a weighted mean considering the months of incidence of each value of factor of transference must be made for its application.

Paragraph 6th. If the date of the last readjustment is previous to the date of effectiveness of this Contract, the readjustment will be applied progressively abiding by the periods involved and the respective formulas and effective criteria.

Paragraph 7th. If the readjustment is made in periods above twelve months, the formula which includes the factor of transference must be applied progressively considering periods of twelve months and, finally, the residue of months, if there is any.

Paragraph 8th. New criteria of tariff follow-up including values of the factors of transference, may be established by Anatel at the time of the amendment of this Contract, as per terms of clause 3.2., considering the conditions effective at the time.

Clause 12.2. The follow-up of the Tariffs of Use of the National Long Distance Network (TU-RIU) will abide by the terms of clause 25.2 and the regulation.

Sole Paragraph. New criteria of follow-up of the Tariffs of Use of the Local Network may be established by Anatel, at the time of amendment of this Contract, as per terms foreseen in clause 3.2 and considering the conditions effective at the time.

Clause 12.3. The follow-up of the tariffs of the STFC in the National Long Distance modality, in the calls involving other telecommunication services, one must abide by the specific regulation.

Chapter XIII – Protection of the Economic Situation of the Concessionaire and Revision of Tariffs

Clause 13.1. It is a basic assumption of the present Contract the preservation, in regimen of wide competition, of the fair equivalence between the rendering of the service and its remuneration, being the parties forbidden to unmotivated enrichment at the expenses of the other party or the users of the service, as per terms of the dispositions in this Chapter.

Paragraph 1st. The Concessionaire will not be obligated to shoulder losses as a result of the present Contract, except if these result from some of the following factors:

I – its negligence, ineptitude or omission in the exploration of the service;

II – normal risks to the business activity;

III – inefficient management of its business, including the one characterized by the payment of operational and administrative costs incompatible with the parameters verified in the market place, or

IV – its inability to take advantage of the existing opportunities in the market place, including regarding the expansion, enlargement and development of the provision of the service object of the grant.

Paragraph 2nd. It is forbidden the unmotivated enrichment of the Concessionaire as a result of:

I – appropriation of economic gains that do not come directly from its business efficiency, especially when they result from the issuance of new rules on the service, and

II – the transfer of income to third parties, in detriment of the application of the principle of the tariff low-cost, as per established in paragraph 7th of clause 6.1.

Paragraph 3rd. The Concessionaire will be entitled to the recomposition of its initial situation of encumbrances and retributions when circumstances of force majeure or calamities affect significantly the exploration of the service, always abiding, as a parameter, by the reflection of these situations on the service providers in the private regimen.

Paragraph 4th. In the evaluation of the appropriateness of the recomposition dealt with in the previous paragraph will be considered, among other factors, the existence of coverage of the motivating event of the change in the initial economic situation by the Insurance Plan foreseen in clause 24.1.

Clause 13.2. The re-establishment of the economic situation of the Contract will be proper when it is proven the non occurrence of the factors indicated in paragraph 1st of the previous clause, which will take place preferentially through the revision of tariffs or by any other mechanism that, at Anatel’s criterion, is considered able to neutralize the situation verified.

Paragraph 1st. The revision of the tariffs will keep away any other neutralization mechanism of the unmotivated enrichment of the parties, making the event to which it referred overcome.

Paragraph 2nd. The measure adopted to neutralize a distortion will be unique, complete and final with reference to the event that originated it.

Clause 13.3. Irrespectively of terms of clause 13.1, there must be a revision of the tariffs included in the Basic Plan of the Local Service in favor of the Concessionaire or the users, as per terms of article 108 of Law No. 9,472 of 1997, when one of the following specific situations is verified:

I – unilateral modification of this Contract imposed by Anatel, which implies in an expressive variation of costs or of incomes, for more or for less, so that the increase or the reduction of tariffs is imposed by the need to avoid the unmotivated enrichment of any one of the parties;

II – change in the tax order subsequent to the signature of this Contract, which implies in increase or reduction of potential profitability of the Concessionaire;

III – supervening occurrences, resulting from the fact of the principle or fact of the Administration that result, as a proof, in change in the costs of the Concessionaire:

IV – legislative change of specific character that has a direct impact on the incomes of the Concessionaire so as to affect the continuity or the quality of the service rendered, or

V – legislative alteration that results in benefit to the Concessionaire, including the one that grants or suppresses exemption, reduction, discount or any other tax or tariff privilege, as per foreseen in paragraph 3rd of article 108 of Law No. 9,472 of 1997.

Paragraph 1st. The loss or the reduction of gains of the Concessionaire resulting from the free exploration of the service in competitive conditions or the inefficient management of its business will not imply in the revision of the tariffs.

Paragraph 2nd. The hypothesis of revision foreseen in paragraph II of the caput of this clause will not be applicable when the alteration in the tributary order implies in the creation, suppression, increase or reduction of supervening taxes on the income or the profit of the Concessionaire, such as the Income Tax, that do not imply in administrative or operational encumbrances.

Paragraph 3rd. There will be no revision of tariffs in the hypotheses foreseen in this clause when the events that motivated the revision are already covered by the Insurance Plan foreseen in clause 24.1.

Paragraph 4th. The contributions of the Concessionaire to the Fund of Universalization of the Telecommunications Services and to the Fund for the Technological Development of Telecommunications will not motivate a revision of the tariffs.

Clause 13.4. The revision of the tariffs will not be applicable when it is characterized that the impacts that motivate the request on the part of the Concessionaire can be neutralized with the efficient exploration of the service, by the expansion of the market or by the generation of alternative or complementary incomes associated to the object of the present Contract, abiding by the competitive conditions verified at the moment.

Sole Paragraph. The decrease of the income resulting from the discounts or reduction of tariffs will not motivate the revision of same.

Clause 13.5. The procedure of tariff revision may be started upon the request of the Concessionaire or by determination of Anatel.

Paragraph 1st. When the procedure of tariff revision is started by the Concessionaire, the following requirements must be complied with:

I – be followed by a technical report of expert report that shows in detail the impact of the occurrence on the formation of the tariffs or the estimate of incomes of the Concessionaire:

II – be accompanied by all the documents necessary to the statement of the appropriateness of the request;

III – the Concessionaire must indicate its intention to revise the tariffs, informing the impacts and the eventual alternatives of tariff balancing, and

IV – all the costs with diligences and studies necessary to the full instruction of the request will be at the expense of the Concessionaire.

Paragraph 2nd. The procedure of revision of the tariffs started by Anatel must be the object of communication to the Concessionaire consignating a time period for its manifestation, accompanied by the copy of the reports and studies performed to characterize the situation that motivated the revision.

Paragraph 3rd. The procedure of tariff revision will be concluded in a time period not above 120 (one hundred and twenty) days, except in the hypothesis when it is necessary the prorogation of the same for complementation of the instruction.

Paragraph 4th. The request must be approved by Anatel, and the Concessionaire must arrange for the wide disclosure of the new maximum values of the reviewed tariffs, as per the terms of the present Contract.

Chapter XIV – Alternative, Complementary and Accessory Revenues

Clause 14.1. The Concessionaire may obtain other alternative sources of income as long as this does not imply in not complying with the dispositions included in the Regulation of Telecommunications Services and the other norms issued by Anatel.

Sole Paragraph 1st. Abiding by the terms of the regulation, the Concessionaire, its allied, controlled or controlling companies cannot subject the offer of the service herein granted to the combined service to any other service, nor offer advantages to the user as a result of the fruition of additional services to that object of the present Contract, even if they are rendered by third parties.

Clause 14.2. Anatel may determine that the Concessionaire offer to the users, services, commodities or utilities correlated to the object of the grant, and in this case the parties must adjust the unit prices of these services, abiding by the parameters of the market and the right to fair remuneration.

Chapter XV – Rights and Guarantees of the Users and Other Providers

Clause 15.1. When the rules and parameters included in this Contract are respected, the users of the service object of the present grant have the right to the following:

I – the access to the service and its fruition within the standards of quality, regularity and efficiency foreseen in the present Contract, its attachments and effective norms;

II – the possibility of requesting the suspension or the interruption of the service rendered by the Concessionaire;

III – the non discriminatory treatment as to the conditions of access and fruition of the service;

IV – the achievement of adequate information as to the conditions of service rendering, tariffs and prices practices;

V – the unbreakability and the secret of its communication, abiding by the hypotheses and constitutional and legal conditions of breach of telecommunications confidentiality;

VI – obtain, free of charge, through a request forwarded to the service of care to users kept by the Concessionaire, the non disclosure of its access code;

VII – the non suspension of the service without its request, except for the hypothesis of debt directly resulting from its use or as a result of non compliance with the duties included in art. 4th of Law No. 9,472 of 1997;

VIII – the previous knowledge of all and any alteration in the conditions of service rendering that influence it directly or indirectly;

IX – the privacy in the billing documents and in the use of its personal data by the Concessionaire;

X – the efficient and ready response to its complaints by the Concessionaire, as per the terms of the foreseen in clause 16.7;

XI – the forwarding of complaints or representations against the Concessionaire at Anatel and the organisms of defense of the consumer;

XII – the reparation for the damages caused by the violation of its rights;

XIII – see that the terms of the Contract of Signature by which the service has been contracted are followed;

XIV – choose freely the provider of telephone services of national and international long distance;

XV - not to be obliged to consume services or acquire goods or equipment that are not in his interest, and not to be compelled to subject himself to the condition for the receipt of the service object of the present grant, as per terms of the regulation;

XVI – obtain, previously to billing, information on the re-inclusion of debts argued at the time of complaint considered groundless, and

XVII – the billing of services outside regulamentary periods must occur in a separate invoice and through previous negotiation with the user.

Paragraph 1st. The Concessionaire will respect the duty to zeal strictly for the confidentiality inherent to the telephone service and for the confidentiality as to the data and information, employing means and technology that assure this right of the users.

Paragraph 2nd. The Concessionaire will make available the technological resources necessary to the suspension of telecommunications confidentiality determined by judicial authority, as per regulation.

Paragraph 3rd. The Concessionaire must, with regard to its subscribers, fulfill, in addition to the legal, contractual and regulatory dispositions, the other norms of consumers’ protection, especially Law No. 8,078 of September 11, 1990.

Clause 15.2. To the other telecommunication service providers will be assured, in addition to the rights referred to in the previous clause, the following rights:

I – the interconnection to the network of the Concessionaire in non discriminatory economic and operational conditions under technically adequate conditions and at isonomic and fair prices that meet strictly the basic needs of the service rendered, abiding by the regulation issued by Anatel;

II – to receive the service requested from the Concessionaire without any type of discrimination, for the prices of the market or for negotiated prices by the parties and with the reductions that were applicable as a result of the costs avoided including as a result of the large scale consumption, abiding by the regulation, and

III – obtain all the information that is necessary to the rendering of the service operated by them, including those relative to billing, except for the right of the Concessionaire to the preservation of its data recovered by corporate confidentiality, as well as the rights of third parties.

Paragraph 1st. The conflicts between the Concessionaire and other providers will be settled administratively by Anatel, as per the terms of the regulation.

Paragraph 2nd. Anatel may, cautiously, establish the conditions necessary to the surpassing of the conflict, including the definition of values, time limits of fulfillment and any other elements essential to the effectives of the cautionary decision.

Paragraph 3rd. Anatel will follow permanently the relationship between the providers that make use of the service now being granted and the Concessionaire, so as to restrain conducts that may imply in unfair loss to any one of the parties or that imply in violation to the economic order and to the free competition, communicating, in these hypotheses, such conducts to the Administrative Council of Economic Defense – CADE, after the exercise of its competence, as per disposition of art. 19, item XIX, of Law No. 9,472 of 1997.

Clause 15.3. By fulfilling the regulation, it will be assured the right of any user to render and have fruition of the services of added value, which must take place in technically adequate conditions and at isonomic and fair prices, being guarded to the Concessionaire the establishment of any hindrance or restriction to the fruition of the service herein granted.

Sole Paragraph. It is understood as added value service any activity that adds to the service object of this grant, without getting mixed up with it, new utilities related to the access, storage, presentation, movement or recovery of information.

Chapter XVI – Rights, Guarantees and Obligations of the Concessionaire

Clause 16.1. In addition to the other obligations resulting from this Contract and inherent to the provision of the service, the Concessionaire will be responsible for:

I – rendering the service with full compliance with dispositions of the present Contract, fully subjecting itself to the regulation issued by Anatel;

II – implementing all the equipment and installations necessary to the rendering, continuity, modernization, enlargement and universalization of the service object of the grant, within the specifications included in the present Contract;

III – keeping in perfect operating and working conditions the network of telecommunications in amount, extension and locations pertinent and sufficient to the adequate rendering of the service;

IV – providing financial resources necessary to the meeting of the parameters of universalization and continuity included in the present Contract and to the adequate rendering of the service;

V – rendering to Anatel, in the way and periodicity foreseen in the regulation, accounts and information of technical, operational, economic, financial and accounting nature, as well as providing all the data and elements relative to the service that are requested;

VI – keeping the public use terminals, permanent or temporary, as foreseen in this Contract;

VII – submitting to Anatel’s surveillance, allowing the access of its agents to the installations that integrate the system as well as its accounting records;

VIII – keeping separate accounting records for the modality of the STFC object of this Contract, in accordance with the account plan established, as well as keeping the inventory of the goods and the components of the company’s asset updated, as per the regulation;

IX – keeping an information system and user’s care as per terms of clause 16.7;

X – caring for the integrity of the assets connected with the rendering of the service;

XI – submitting to the approval of Anatel, previously to its use, the draft of the Standard-Contract to be signed with the subscribers, as well as all the amendments, addenda or variations applicable to it;

XII – submitting to the previous approval of Anatel, the operational agreements or contracts of service rendering, of association or partnership that intend to sign with foreign entities;

XIII – forwarding for publication at Anatel’s Library a copy of agreements and contracts relative to the rendering of the service herein granted with national and foreign renderers of telecommunication services;

XIV – forwarding for publication at Anatel’s Library a copy of agreements and contracts relative to the rendering of the service herein granted, which involve renouncement or transfer of income, in amounts above R$ 3.000.000,00 (three million reais) per year;

XV – disclose, free of any charge, directly or by means of third parties, the access code of its subscribers and the other subscribers of Commuted Fixed Telephone Service renderers, in public and private regimen, in the grant area, with exclusion of those who expressly require the omission of their personal data;

XVI – providing, in time periods and at reasonable prices and in a non discriminatory way, the relation of its subscribers for the purposes of disclosure;

XVII – follow strictly the duty of confidentiality and secrecy of telecommunications, abiding by the legal and contractual prescriptions;

XVIII – respect the privacy of the subscribers with relation to the documents of billing and all the personnel information relative to them;

XIX – fulfill, at its own expenses, and abiding by disposition of clause 8.2 of this Contract, all the goals of universalization expressly included in this Contract;

XX – implementing expansion and universalization projects of the service that come to be determined by Anatel, according to levels of reimbursement, time limits and conditions of implementation established, abiding by disposition of clause 8.3;

XXI – submitting previously to Anatel all and any alteration that intends to make in its statutes as to a merger, split, transformation, incorporation, as well as the transfer of control or alteration in the capital stock;

XXII – observe all the rights of the other telecommunication service renderers, keeping from practicing any discriminatory conduct or oriented towards preventing their activity;

XXIII – using, whenever required by the regulation, equipment with certification issued or homologated by Anatel;

XXIV – observe the norms and the technical standards effective in Brazil, omitting any discriminatory practice in relation to goods and equipment produced in the country;

XXV – placing at the disposal of the authorities and the civil defense agents, as well as the institutions that render Emergency Public Services, in the cases of public calamity, all the means, systems and availabilities that were requested from it with a view at providing support or helping the population affected;

XXVI – meet with priority the President of the Republic, his protocol representatives, his entourage and support persoonel, as well as foreign State Heads, when visiting or official dislocations in Brazilian territory, making available the necessary means for the adequate communication of these authorities, observing the regulation issued by Anatel;

XXVII – paying all taxes of surveillance and operation of its installations, as per the regulation;

XXVIII – paying all the values relative to public prices, in special for the right of use of scarce resources;

XXIX – publishing annually, irrespectively of the company legal regimen to which it is subject, balance sheet and financial statements verified at the end of each social exercise, observing the dispositions of the effective legislation and of the regulation issued by Anatel;

XXX – observing the effective norms in the country as to the use of foreign labor, including in the highest qualification positions;

XXXI – indemnify, respecting the regulation, the users for damages effectively resulting from the non rendering of the service that would be required in face of the continuity parameters and the universalization goals foreseen in the present Contract;

XXXII – repair the damages caused by the violation of the rights of the users;

XXXIII – do not spend with management service rendering contracts, including technical assistance, with foreign entities, in relation to the annual income of the Commuted Fixed Telephone Service, net of taxes, values above 0.1% (zero dot one per cent) per year until the end of the grant;

XXXIV – fulfilling agreements signed between Brazil and other countries and international organisms, as regulated by Anatel;

XXXV – making available, at least, 6 (six) dates for expiration of the billing document relative to the service to the user;

XXXVI – meeting promptly all the requests of the users registered at Anatel’s Call Center, replying to them in writing;

XXXVII – providing data, information, reports and accounting records when these are requested by inspecting agents, within fixed time period, under the penalty of incurring in sanctions foreseen in this Contract, and

XXXVIII – submitting to Anatel all the contracts, agreements or adjustments celebrated between the Concessionaire and its controlling shareholders, direct or indirect, or allied companies, especially those that have to do with direction, management, engineering, accounting, consulting, purchasing, supplies, constructions, loans, sales of stocks, merchandises, as well as contracts signed with:

a) individuals or legal entities that, along with the Concessionaire, are part, directly or indirectly, of the same controlled company, and

b) individuals or legal entities that have directors or common administrators of the Concessionaire.

Paragraph 1st. The decisions relative to item XXXIII of this clause in contracts of service rendering and technical assistance, between the Concessionaire and third parties connected with the controlling shareholders, must be made in special meeting, and the Concessionaire should record on its by-laws that the preferred shares will have right to vote in these decisions, at no loss of dispositions of paragraph 1st of art. 115 of Law No. 6,404 of December 15, 1976, altered by Law No. 10,303 of October 31, 2001.

Paragraph 2nd. In the cases of conflict between the Concessionaire and other telecommunication service renderers in the establishment of fair and reasonable values, Anatel, may, cautiously, determine such values, time periods for the fulfilling and any other elements essential to the effectiveness of the cautionary decision.

Clause 16.2. At no loss to the other dispositions included in this Contract and the guarantees assured in Law, the rights of the Concessionaire are to:

I – explore the service granted within its corporate strategy, freely defining its investments, respecting the regulation issued by Anatel and the dispositions of this Contract;

II – appoint a representative to accompany the inspection activity on the part of Anatel:

III – interrupt, as per terms of clause 9.3 of this Contract, or not meet the request for the rendering of services to the default subscriber toward his contractual obligations with the Concessionaire;

IV – request the institution of the arbitrage procedure in the hypotheses and as per the way prescribed in Chapter XXXIII of this Contract;

V – have the economic conditions for the exploration of the service preserved against alterations that imply in unmotivated enrichment of the Union or the users as per terms of Chapter XIII;

VI – request the revision of the tariffs applied to the service granted, as per terms of this Contract;

VII – request from Anatel the confidentiality of information collected in the exercise of the inspection activity, as per terms of this Contract;

VIII – employ in the execution of the services equipment and infrastructure that do not belong to them, abiding by the terms of clause 22.1 of this Contract, and

IX – hire with third parties the development of inherent activities, or those activities that are accessory or complementary to the service, as well as the implementation of associated projects.

Clause 16.3. During the effectiveness of the Contract, the Concessionaire will be the only one responsible, before third parties, for the acts practiced by its personnel, representatives and hired personnel, in the rendering of the Commuted Fixed Telephone Service, as well as the use of the equipment, installations or networks, excluding the Union and Anatel from any complaints and/or indemnities.

Clause 16.4. The Concessionaire may not hinder the works in public interest, whatever their nature, whenever it is necessary to remove installations or telephone networks for the feasibility of interventions promoted, directly or indirectly by any agency or entity of Public Administration.

Clause 16.5. The Concessionaire must agree directly with each City Hall as to the areas of exploration of the service as well as with the other Concessionaires of public services as to the conditions for the installation of poles double tee junctions for the suspension of lines and aerial cables, as well as underground ducts and channels destined for the passage of cables under the streets and public avenues.

Paragraph 1st. The Concessionaire will work with the holders of public or private assets on or under which it has to install ducts or channels or even install supports for the installation of the same, obtaining the respective consent or bondage for such a purpose.

Paragraph 2nd. The Concessionaire must promote at the respective municipal authorities the agreements necessary to the establishment of the conditions for the surpassing of the interferences in the network required to the rendering of the service, including that which relates to the cutting and clipping of trees.

Paragraph 3rd. The Concessionaire is entirely responsible, at its own risk, for all the constructions, installations and use of equipment for the rendering of the service, being expressly understood that it is up to the Concessionaire the relationship with municipal, state or federal control agencies the use of the soil, buildings and environmental control.

Clause 16.6. The Concessionaire may use poles, ducts, conduits and bondages belonging or controlled by other renderers of services or telecommunications or of other services in the public interest, abiding by the regulation.

Sole Paragraph. The Concessionaire must make available to the other service renderers of telecommunications classified by Anatel as being of collective interest, the means of its property or controlled by it, referred to in the caput of this clause.

Clause 16.7. The Concessionaire will keep during the whole validity of the present grant, a central of information and a central of users’ help, operating 24 (twenty four) hours per day, qualified to receive and process requests, complaints and protests forwarded by the users personally or by any mans of distant communication as per terms of the regulation.

Paragraph 1st. The Concessionaire must disclose to all the users the addresses and access codes of its central of information and central of users care, which must necessarily be included in the Contract of Commuted Fixed Telephone Service, in the billing document.

Paragraph 2nd. The Concessionaire must make available and disclose easy and free access code for the forwarding of requests of the users by telephone.

Paragraph 3rd. All the requests, complaints or protests forwarded by the users, by any means, must receive a sequential order number, which will be informed to the interested party in order to enable his follow-up, as per terms of the regulation.

Paragraph 4th. The user will be informed by the Concessionaire within the time periods defined in the General Plan of Quality Targets as to the measures adopted as a result of its request, protest of complaint.

Paragraph 5th. If Anatel confirms there is difficulty of access by the users to the central of information and central of services, it may determine that the Concessionaire expand the means of access available, under the penalty of considering unattended the obligation foreseen in this clause.

Clause 16.8. Upon hiring of services and in the acquisition of equipment and materials connected to the service object of this Contract, the Concessionaire commits itself to considering offers from independent suppliers, including national ones, and base its decision, with respect to the several offers presented, on the fulfilling of objective criteria of price, delivery conditions and technical specifications established in the pertinent regulation.

Paragraph 1st. In the cases where there is equivalency among offers, the Concessionary company commits itself to using as untying criterion, the preference to services offered by companies located in the country, equipment, computer programs (software) and materials produced in the country and, among them, those with national technology. The equivalency referred to in t his clause will be verified when, cumulatively:

I – the national price is lower or equal to the price of the imported one, once in national territory, including supervening duties;

II – the delivery time period is compatible with the needs of the service, and

III – the technical specifications are established in the pertinent regulation that has certification issued or accepted by Anatel, when applicable.

Paragraph 2nd. It is understood as services those related with research and development, planning, project, implementation and physical installation, operation, maintenance, as well as acquisition of computer programs (software), supervision and tests for the evaluation of telecommunication systems.

Clause 16.9. The payment or transfer of values due to other telecommunication service providers is an obligation of the Concessionaire, as per terms of the regulation, being the non payment or unjustifiable withholding characterized as obstacles to competition, which subjects the Concessionaire to sanctions foreseen in clause 26.1.

Clause 16.10. The payment or repass of due values to other services providers of the telecommunication service constitutes obligation to the Concessionaire as per terms of regulation, characterizing the non-payment or non justified retention as obstacle to the competition that the Concessionaire is subject to the penalties foreseen in the Clause 26.1.

Clause 16.11. The Concessionaire, by means of requests, will make available to the telecommunication service providers of collective interest, with which it has network interconnection, the services relative to billing, invoicing, service and collection, in isonomic, fair and reasonable conditions, as per terms of the applicable regulation and fiscal legislation.

Sole Paragraph. The services referred in this clause will be implemented in up to 30 (thirty) days after the request, irrespective of the conclusion of the negotiation between the parties, or the eventual requests of settlement of conflicts submitted to Anatel, abiding by dispositions of Paragraph 2nd of clause 16.1.

Clause 16.12. The Concessionaire will assure to any other collective interest telecommunication service provider the interconnection with its network, abiding by the specific regulation and the norms of the present Contract.

Sole Paragraph. If the Concessionaire does not conclude, within regular time periods, the interconnection contract and cannot objectively confirm the existence of a technical hindrance, Anatel will establish, as a safeguarding measure, a time limit for the implementation of the interconnection independently of the conclusion of the commercial negotiations or eventual requests of arbitrage submitted to Anatel.

Clause 16.13. The Concessionaire is obligated to provide the resources necessary to the interconnection of providers of service of telecommunications of collective interest as per industrial exploration, in the terms of the regulation.

Sole Paragraph. If the Concessionnaire does not provide the resources within the regular time periods and does not confirm objectively the absence of capability for servicing, Anatel will establish, as a safeguarding measure, the conditions to meet the request, including, if necessary be, the values to be effected.

Clause 16.14. The Concessionaire undertakes to providing the resources necessary to the implementation of telecommunication networks, including the access network, the access of collective interest service providers, as per industrial exploration, in the terms of the regulation.

Paragraph 1st. If the Concessionaire does not provide the resources in up to 60 (sixty) days, counting from the request, and does not confirm objectively the absence of capability for servicing, Anatel will establish, as a safeguard, the conditions to meet the request, including, if necessary, the values to be practiced.

Paragraph 2nd. The date of the establishment of the service rendering contract between user and provider defines the chronological order of servicing to the request of the resources by the Concessionaire.

Paragraph 3rd. If there are multiple requests for the same user, the Concessionaire undertakes to providing the resources requested, following the chronological order of requests of the providers.

Clause 16.15. The Concessionaire undertakes to comply with the General Plan of Competition Goals and to implement the resale of the service object of the grant as per the terms of the regulation.

Chapter XVII – Obligations and Prerogatives of Anatel

Clause 17.1. In addition to the other prerogatives inherent to its role of regulating agency and the other obligations resulting from the present Contract, Anatel will have to:

I – accompany and inspect the provision of the service and the preservation of the reversible assets, aiming at meeting norms, specifications and instructions established in this Contract and its attachments;

II – proceed to inspections for the verification of the adequacy of the installations and equipment, determining the necessary corrections, repairs, removals, reconstructions or substitutions at the expense of the Concessionaire;

III – regulate permanently the provision of the service granted;

IV – interfere in the execution of the service whenever required, so as to assure its regularity and the faithful compliance of the Contract and the pertinent legal norms;

V – apply the penalties foreseen in the regulation of the service, specifically in this Contract;

VI – decide on Alternative Plans of Local Service presented by the Concessionaire;

VII – establish, authorize the readjustment and proceed to the revision of the tariffs, as per terms and as per dispositions of this Contract;

VIII – act within the limits foreseen in this Contract aiming at preventing the unmotivated enrichment of the parties, as per terms of this Contract;

IX – watch over the good quality of the service, receive, verify and settle complaints and claims from the users, making them aware in up to 90 (ninety) days, of the measures taken aiming at repressing the infractions to their rights;

X – declare the concession finished in the cases foreseen in this Contract;

XI – watch over the guarantee of interconnection, settling eventual pending issues emerged between the Concessionaire and other providers;

XII – watch over the meeting the goals of universalization foreseen in this Contract and the goals that come to be established in the subsequent Goal Plans;

XIII – accompany permanently the relationship between the Concessionaire and other service providers of telecommunications, settling conflicts and establishing

Cautiously, values, time limits for the fulfillment and any other conditions essential to the effectives of the cautionary decision.

XIV – prohibit conducts on the part of the Concessionaire contrary to the regimen of competition, complying with the legal competences of the CADE;

XV – propose, by request of the Concessionaire, to the President of the Republic, by means of the Ministry of Communications, the declaration of public utility for the purposes of dispossession or institution of administrative bondage, of the assets necessary to the implementation or maintenance of the service object of this Contract;

XVI – exercise the activity of inspector of the service as per terms of this Contract;

XVII – collect the taxes relative to FISTEL, FUST and others that come to be created, whose collection responsibility might be of Anatel, adopting the measures foreseen in the effective legislation;

XVIII – determine to the Concessionaire the adoption of measures that aim at the protection of the public interest or to assure the fruition of the service, complying with what is established in the regulation and in this Contract;

XIX – determine to the Concessionaire the amends to the users for the non compliance with obligations of the present Contract and the regulation;

XX – decree the intervention in the Concessionaire in cases foreseen in article 110 of Law No. 9,472 of 1997 and in this Contract;

XXI – collect the amounts relative to public prices, especially for the right of use of scarce resources, and

XXII – determine modifications or the revocation of the contracts, agreements or adjustments celebrated between the Concessionaire and its controlling shareholders, whether direct or indirect, or united companies, particularly those that deal with direction, management, engineering, accounting, consulting, purchasing, supplies, construction, loans, sales of stock, goods, when these oppose the legislation, the rules, the economic order or the public interest.

Chapter XVIII – Concessionaire

Clause 18.1. The Concessionaire is a company made up as per the Brazilian laws, under the way of a stock company, having as exclusive purpose the exploration of the service object of the present grant, except for the services as per terms of disposition in paragraph 3rd of article 207 of Law 9,472 of 1997.

Sole Paragraph. If the statutory alteration of the Concessionary is approved, the documents that make it formal will be forwarded to Anatel for filing, and will be a full part of the present Contract, as per terms of the regulation.

Clause 18.3. The Concessionaire and its controllers undertake to assure, during the entire time period of the concession, the effective existence and performance in national territory, of the centers of deliberation and implementation of strategic, management, logistics, commercial, operational and technical decisions involved in t he fulfillment of the present Contract, making such an obligation reflect also on the composition and in the decision-making procedures of its administrative agencies.

Sole Paragraph. The Concessionaire must keep, in its statute, during the term of effectiveness of the present Contract, dispositions that warrant the fulfillment of terms in the caput of this clause.

Chapter XIX – Transfer of the Concession and of the Control of the Concessionaire

Clause 19.1. The transfer of concession or the control, direct or indirect, of the Concessionaire, may be authorized by Anatel, complying with the General Plan of Grants and Law No. 9,472 of 1997, when:

I – the assignee meets all the requirements established in the terms of articles 97 and 98 of Law No. 9,472 of 1997, and

II – the measure does not harm the competition and does not endanger the execution of the Contract and the general norms of protection to the economic order.

Sole Paragraph. The non compliance with any disposition included in this clause will imply in the caducity of the present concession.

Clause 19.2. The stocks of the Concessionaire whose transfer does not alter its control may be freely given as guarantee.

Sole Paragraph. In the case of a guarantee by means of stocks that imply in burdening of the asset of the Concessionaire, the financing contracts must be provided with devices which submit the creditors, in case of execution, to the rules included in this Chapter.

Chapter XX – Inspection Regimen

Clause 20.1. Anatel will exercise inspection of the service being granted herein so as to assure the fulfillment of the assumptions of universalization and continuity inherent to the public regimen of its provision, as well as to watch over the fulfillment of the goals and the commitments included in the present Contract.

Paragraph 1st. The inspection to be exercised by Anatel will include the inspection and follow-up of the activities, the equipment, the facilities, the contracts and the economical-financial situation of the Concessionaire, whether by means of direct performance of its inspection agents, whether by means of a formal request, implying in broad access to all the data and information of the Concessionaire or third parties, which must be provided timely, in the way required, in accordance with the contents of this Contract.

Paragraph 2nd. The information collection in the course of the inspection activity will be published in the Library, except for those that, upon request of the Concessionaire, are considered by Anatel as of confidential nature.

Paragraph 3rd. The information that come to be considered of confidential nature, as per terms of the previous paragraph, will only be used in the procedures correlated to the present Contract, being Anatel and those appointed by it responsible for any disclosure, wide or narrow, of such information outside the scope of utilization.

Paragraph 4th. Anatel’s inspection will also cover the follow-up and control of the stocks of the Concessionaire in the technical, accounting, commercial and economical-financial areas, and may establish guidelines and procedures necessary to the effectiveness of the inspection, as well as suspend all and any activity that is incompatible with the requirements of universalization, quality, efficiency, safety and continuity of the service.

Paragraph 5th. The Concessionaire’s Accounting will be presented separately for the modality of the STFC object of this Contract and will abide by the established account plan, in the terms of the regulation, registering and verifying, separately, the investments and the costs of the several components of its network.

Paragraph 6th. The Concessionaire undertakes to render to Anatel, as per terms of the regulation, relevant information, among others:

I – those of economical-financial and accounting nature, including information on asset balance sheet, statement of results, indebtedness, origins and applications of resources;

II – those of a commercial nature, including net and gross incomes, total number of minutes and calls charged and number of default subscriptions by service plan;

III – the ones of technical-operational nature, including the installed capacity, commuting and transmission ports, introduction plans of new technology per service and per sector, and

IV – the others, such as number of own employees and employees hired per activity.

Paragraph 7th. Anatel’s inspection does not decrease not does it exempt the responsibility of the Concessionaire as to the adequacy of its works and facilities, as to the correction and legality of its accounting records and its financial and commercial operations.

Paragraph 8th. It is the duty of the Concessionaire to render the relevant information within the time period set up by Anatel’s inspection.

Clause 20.2. The Concessionaire, through appointed representative, may accompany all and any Anatel’s inspection activity, not being able to prevent or hinder the performance of the inspection, under the penalty of incurring in the penalties foreseen in this Contract.

Chapter XXI – Settlement of Accounts by the Concessionaire

Clause 21.1. As per terms of the regulation and as per form defined by Anatel, the Concessionaire must periodically send to Anatel information and statistical and corroborated reports in the modality of the STFC object of this Contract, containing, among other elements:

I – the indicators of expansion, coverage and occupation of the telephone network;

II – the technical data relative to the hiring and use of the service object of this grant, segmented by class of subscriber, by nature of the contracted service plan, by item of tariff structure, by the nature of the communication and by the time of its utilization;

III – the data relative to the use of the networks and the resources of the Concessionaire, segmented by the nature of the providers involved, by the type of the communication, by the type and coverage of the resource used, by the time of utilization and by other applicable criteria;

IV – the technical data relative to the items of additional, complementary and accessory revenues, as per established in this Contract;

V – the statement of results discriminating incomes and respective expenses relative to the items mentioned in items I, II, II and IV of this clause;

VI – the standardized monthly balance sheet, the quarterly information – ITR, the financial statements of each social exercise and the other information and documents relative to each fiscal exercise, duly audited;

VII – the data relative to the financial operations performed by the Concessionaire, including those relative to the issuance of debt titles;

VIII - the data that allow the characterization of the technological stage of the equipment used, as well as the level of operation of the plant, and

IX – the data relative to the amount and level of qualification of the human resources, used, whether own or from third parties.

Paragraph 1st. The supply of the data mentioned in this clause does not exempt nor does it diminish the Concessionaire’s responsibility as to the adequacy, correction and legality of its accounting records and its financial and commercial operations.

Paragraph 2nd. The non fulfillment to the requests, recommendations and determinations contained in this clause subjects the Concessionaire to the application of the sanctions established in this Contract.

Clause 21.2. The supply of the requested information must, whenever possible, be changed into continuous and automated process of information supply, by suggestion of the Concessionaire, being adopted or not at Anatel’s convenience.

Chapter XXII – Assets Linked to the Concession

Clause 22.1. The collection of the present concession, which is linked to it, consists of all the assets belonging to the Concessionaire’s patrimony, as well as its controlling company controller company or third party companies, and those that are indispensable for the rendering of the service herein granted, especially those qualified as such in Attachment 01 – Qualification of the Reversible Assets of Local Commuted Fixed Telephone Service Provision.

Paragraph 1st. Also integrating the collection of assets linked to the concession are the authorizations of use of the spectrum of radiofrequencies that are being granted to it and, when pertinent, the right of use of orbital positions, complying with terms of article 48 and 161 of Law No. 9,472 of 1997 and also the contents of clause 4.1 of the present Contract.

Paragraph 2nd. With regard to the assets linked to the concession, the Concessionaire may only employ directly in the rendering of the service now granted equipment, infrastructure, logistics or any other good that is not its own property through a previous and express agreement by Anatel, which may waive such a requirement in the cases and hypotheses cited in the regulation.

Paragraph 3rd. If there is risk to the continuity of the services or impediment in the reversal of the assets linked to the concession, Anatel may deny authorization to use the assets of third parties or require that the respective contract contains a clause through which the owner is obliged to, in case of the termination of the concession, keep the contracts and in subrogating to Anatel in the rights resulting from it.

Paragraph 4th. The Concessionaire obliges itself, as per terms of the regulation, to present annually, a list contained the assets linked to the concession, as per definition of clause 22.1.

Paragraph 5th. The regulation will decide on the identification and control of the reversible assets, especially, as to the cases of alienation, burdening or substitution, which will depend on the previous approval of Anatel, whereas these assets must be clearly identified in the list presented annually by the Concessionaire.

Paragraph 6th. The assets indispensable to the rendering of the service and that are meant for the shared use by the Concessionaire are part of the list presented annually by the Concessionaire.

Clause 22.2. The Concessionaire undertakes to present every three months to Anatel, as of the 18th (eighteenth) year of effectiveness of the present Contract:

I – a list containing all the assets belonging to its patrimony and that are indispensable to the rendering of the service being provided herein, especially those qualified as reversible assets of the Rendering of the Commuted Fixed Telephone Service in the Local modality;

II – a report on the stock of parts and pieces of substitution and expansion;

III – an economical-financial report, including the level of indebtedness and the fulfilling of the obligations with third parties, and

IV – a report containing information on human resources and personnel capability.

Chapter XXIII – Reversion Regimen

Clause 23.1. At the time of termination of the concession, all the assets linked to the concession defined in Chapter XXII will be reverted automatically to Anatel, safeguarding to the Concessionaire the right to the indemnities foreseen in the legislation and in this Contract.

Sole Paragraph. Up to 180 (one hundred and eighty) days after the advent of the termination of the concession, an inspection will be performed in the assets that make it up and a Term of Return and Reversion of Assets will be prepared, with a detailed indication of the state of conservation of same, being an option the follow-up by a representative (or more) from the Concessionaire.

Clause 23.2. The Concessionaire undertakes to deliver the reversible assets in perfect operating, usage and maintenance conditions, at no loss to the normal wear resulting from its use.

Sole Paragraph. The reversible assets will be transferred to Anatel free of any encumbrances or duties, abiding by hypothesis in paragraph 2nd of the following clause.

Clause 23.3. The reversion of the assets dealt with in this Chapter, at the end of the contractual period, will be performed without any indemnities, except for what is stated in this clause.

Paragraph 1st. There will only be an indemnity in favor of the Concessionaire in case at the end of the concession there are still assets that have not fully paid in, whose acquisition has been previously authorized by Anatel with the objective of warranting the continuity and the updating of the service granted.

Paragraph 2nd. Alternatively or complementarily to the indemnity referred to in the previous paragraph, Anatel may accept the transfer of assets that have been given in guarantee of its own financing, subrogating them in the installment that has not yet been paid.

Clause 23.4. At the end of the concession, Anatel will proceed to the evaluation of the assets referred to in clause 22.1 and may refuse to reverse the assets that it deems dispensable or unusable for application in the exploration of the service, guaranteeing the right of the Concessionaire to the contradiction, including by means of the preparation and presentation, at its own expenses, of reports or studies that show the need for the reversion.

Sole Paragraph. If the Concessionaire does not agree with Anatel’s decision as to terms of this clause, an appeal will be admitted to the process of conflict settlement prescribed in this Contract.

Chapter XXIV – Insurance Plan

Clause 24.1. During the entire term of effectiveness of the concession, the Concessionaire must keep with an Insurance Company of compatible size with the capital to be secured, registered at the regulating agencies of the sector, the following insurance policies required to warrant the effective and encompassing coverage of risks inherent to the development of all the activities foreseen in the present Contract:

I – insurance of the type “all risks” for material damages covering the loss, the destruction or the damage in all or in any asset which is part of the concession, being that such insurance must foresee all the coverages included as per international standards;

II – insurance of preservation of economic conditions for the continuity of the exploration of the service, covering, at least, the operational costs against variations in the revenues of the Concessionaire, resulting from casualties or modifications in the conditions of exploration of the Contract that are not covered by the insurances of material damages, as long as the agreement of this modality of insurance is accepted by Brazilian norms and expressly authorized by the Instituto de Resseguros do Brasil – IRB, or equivalent entity, and

III – guarantee insurance on the compliance with the obligations relative to the quality and universalization foreseen in this Contract (Performance Bond, letter of credit and value maintained as a guarantee) in the corresponding amount of 10% (ten per cent) of the value of investments estimated each year for the fulfillment of the goals foreseen in the present Contract.

Paragraph 1st. The Concessionaire must have it stated on the insurance policies the obligation of the Insurance Company inform, in writing, with a minimum advance of 30 (thirty) days, to the Concessionaire and Anatel, any facts that may imply in the total or partial cancellation of the contracted policies, reduction of coverages, increase in grace periods or reduction of insured values.

Paragraph 2nd. The policies issued in compliance with the dispositions of this clause may not contain obligations, restrictions or dispositions that conflict with the dispositions of the present Contract or with the regulation and must include an express statement from the Insurance Company that it fully knows the present adjustment, including as it regards the limits of the rights of the Concessionaire.

Paragraph 3rd. In case of non fulfillment, by the Concessionaire, of the obligation to keep in full effectiveness the insurance policies foreseen, Anatel, irrespectively of its option to decree the intervention or the caducity of the present concession, may proceed to the hiring and the direct payment of the respective premiums, the expenses being shouldered by the Concessionaire.

Paragraph 4th. Every year, up to the end of the month of January, the Concessionaire must present a certificate issued by the insurance company (ies) confirming that all the premiums due in the previous year have been paid and that the contracted policies are in full effectiveness or were renewed and should that be the case, the terms of the new policies must be forwarded.

Paragraph 5th. The insurance policies that are required to warrant the effective and encompassing coverage of risks inherent to the development of all the activities foreseen in the present Contract must be effective as of January 1st, 2006 and be presented to Anatel up to January 30, 2006.

Paragraph 6th. Anatel may change the coverages and the time periods of presentation of the policies referred to in this clause, aiming at adjusting such requirements to the regulation edited by the Superintendence of Private Insurance – SUSEP – or to the conditions established by the Instituto de Resseguros do Brasil – IRB, as well as when norms are issued that obstruct the contracting of the insurance herein referred or when there are no conditions of wide and competitive market that allow their contracting at reasonable costs.

Chapter XXV – Interconnection

Clause 25.1. The Concessionaire is obliged to permit, facilitate, make available and effect the interconnection to the network it operates, from networks of other telecommunication service providers of collective interest, in public or private regimen, abiding and making abide the norms and regulations issued by Anatel to this regard.

Clause 25.2. As of January 1st, 2008, values for the Tariff for the Use of the National Local and Long Distance Switched Landline Network (TU-RIU) will be adopted that consider model of cost of long term, established as per terms of the regulation and as per clause 13.1.

Paragraph 1st. The maximum values of the Tariffs for the Use of the National Local and Long Distance Switched Landline Network (TU-RL) will be limited to the product of the multiplier M by the tariffs degree 4 of utilization of the National Local and Long Distance Switched Landline service, abiding by the hourly modulation and the other conditions established in Attachment No. 02 of this Contract and in the regulation, being that from January 1st, 2006 to December 31st, 2006, M will be equal to 0.3 (zero comma three).

Paragraph 2nd. When the application of the terms in the previous paragraph results in an increase in the value of the TU-RIU, such a value may only be practiced as of the next readjustment in tariffs of degree 4 of National Local and Long Distance Switched Landline service.

Clause 25.3. The Concessionaire will have the same rights and will abide by the same interconnection conditions to which the other telecommunication service provides of collective interest are subjected.

Sole Paragraph. The Concessionaire must make available for the interconnection the elements of the network with the largest level of disaggregation that is technically possible, as per Anatel’s regulation.

Clause 25.4. Anatel, in case of unjustifiable refusal of interconnection, may, at no loss of other measures, decree the intervention in the Concessionaire.

Sole Paragraph. The unjustifiable refusal of interconnection is characterized by:

I – the non presentation of the interconnection contract within the time periods determined by regulation;

II – non provision of interconnection within the time periods determined by regulation, and

III – non fulfillment of measures of cautionary character, involving the provision of the interconnection, determined by Anatel.

Clause 25.5. The unjustifiable refusal of interconnection constitute an infraction of severe nature, subjecting the Concessionaire to the sanctions foreseen in Chapter XXVI of this Contract, at no loss of the other measures that come to be adopted by Anatel.

Sole Paragraph. In case the unjustifiable refusal of interconnection involves bad-faith, in addition it is applied disposition of article 177 of Law No. 9,472 of 1997.

Clause 26.1. In the performance of the present Contract, the Concessionaire subjects itself to the following sanctions, which will be applied against decision made by Anatel, assuring its right of defense, as per terms of dispositions of its Internal By-Laws and at no loss of the other penalties foreseen in the regulation:

I – violating the dispositions of the present Contract which implies in non compliance with universalization goals: a fine of up to R$ 50,000,000.00 (fifty million reais);

II – act or omission contrary to the dispositions included in this Contract which results in loss to the competition in the telecommunications sector: a fine of up to R$ 50,000,000.00 (fifty million reais);

III – violating the contractual dispositions implying in the non fulfillment of goals and parameters of quality in the rendering of the service: a fine of up to R$ 40,000,000.00 (forty million reais);

IV – for another act or omission that is not included in the previous items, implying in violation of the rights of the users as defined in this Contract or brings them loss: a fine of up to R$ 30,000,000.00 (thirty million reais);

V – act or omission that violates terms of clause 16.8 of this Contract, relative to the hiring of services and acquisition of equipment and materials produced in the country: a fine of up to R$ 30,000,000.00 (thirty million reais);

VI – any other act or omission that brings obstacles or difficulties to the exercise of the fiscal activity on the part of Anatel as foreseen in this Contract: a fine of up to R$ 20,000,000.00 (twenty million reais);

VII – action or omission that implies in non compliance with Anatel’s determination: a fine of up to R$ 20,000,000.00 (twenty million reais);

VIII – act, omission or negligence that may endanger the safety of the facilities: a fine of up to R$ 15,000,000.00 (fifteen million reais);

IX – act of omission that results in damage or endangers assets or equipment linked to the concession: a fine of up to R$ 10,000,000.00 (ten million reais), and

X – non compliance with any obligation expressly foreseen in this Contract, except for those indicated in the previous items, whose sanctions are already established in them: a fine of up to R$ 10,000,000.00 (ten million reais).

Paragraph 1st. The infraction prescribed in item I of this clause will be characterized when the Concessionaire does not comply, within the time periods foreseen in this Contract, with its obligations as to the expansion of the ser vice, expansion of the rendering of the service, by means of telephones for public use and servicing to locations, as per dispositions in the General Plan of Goals for Universalization , the sanction will be applied taking into consideration, in addition to the general principals included in this Chapter, the following factors:

a)	the difference between the stage of implementation verified and the goal defined in the Contract;

b)	the possibility of recovery of the implementation schedule at the expenses of the Concessionaire;

c)	the loss to the policy reflected in the General Plan of Goals for Universalization;

d)	the damages brought to the direct beneficiaries of the goals that have not been serviced, and

e)	eventual circumstances of technical or economic order that may mitigate the responsibility of the Concessionary, without suppressing it.

Paragraph 2nd. The infraction prescribed in item II above will have its severity defined exclusively as a result of the general criteria prescribed in clause 26.2 and will be characterized by the conduct of the Concessionaire that, directly or indirectly, may bring loss to the competition in the sector, especially:

a)	offer of obstacle or difficulty to the option by another provider of the service granted or of the national and international long distance service;

b)	refusal in providing interconnection to telecommunication service provider;

c)	offer of obstacles or difficulties to the activity of added value service providers;

d)	refusal or procrastination in extending, in isonomic conditions, the co-billing to other providers of collective interest service, thus characterized by its non implementation in up to 30 (thirty) days, counted from the request;

e)	refusal or procrastination in providing, in isonomic conditions, resources necessary to the implementation of telecommunication networks, including the network of access, of collective interest service providers in the form of industrial exploration, thus characterized by its non implementation in up to 60 (sixty) days, counted as of the request;

f)	conditioning of the provision of the service granted or offered by advantages as a result of acquisition, by the user, of service alien to the present Contract;

g)	execution of any telecommunication service that is not the object of a grant approved by Anatel on its behalf;

h)	the non preservation of the levels of quality practiced in the own network, as to the interconnection; and

i)	procrastination in the delivery or inadequate supply of information essential to the activity of the other providers, especially as it regards the registry bases.

Paragraph 3rd. The infraction prescribed in item III of this clause will be characterized by the rendering reiterated of the service granted beneath the parameters of quality defined in the General Plan of Quality Goals or by the confirmed violation of the indicators referred to in Chapter VI, being the first hypothesis considered a severe infraction, especially:

a)	the non allocation in the operation and maintenance of the service of the human resources and materials necessary to the preservation of the minimum quality standards;

b)	the negligence in the modernization of the network that affects the quality of the service;

c)	the collection and remittance of indicators to Anatel out of compliance with the regulation, and

d)	the refusal, omission or procrastination in the rendering of information on quality.

Paragraph 4th - Infringement provided for in item IV above shall have its severity contingent on the number of users affected and on the damages caused, and it consists of the violation by act or default, directly or indirectly of an obligation set forth herein that results in violation of users’ rights rather than in violation to universal or quality duties, particularly:

a) disruption of services longer than time limit set forth in Quality Goal Plan, unless conditions provided in the sole paragraph of Article 7.1 occur;

b) denial to provide service granted to any interested party;

c) failure to comply obligation to provide information to user;

d) violation of telecommunications confidentiality, unless provided by law, even if such confidentiality is breached by third parties in those facilities under Carrier’s responsibility;

e) rates or prices charged different from those set forth herein and in regulations;

f) restriction to free choice of service plans and providers;

g) failure to indemnify users as provided for by Anatel’s orders or regulations;

h) failure to comply agency orders as provided for and on time;

i) failure to assure the right to access code portability under terms of regulations; and

Paragraph 5th - Sanction provided for in item V above shall be imposed upon verification of non-compliance of an obligation contained in Article 16.8 and its severity shall be that set forth in regulations;

Paragraph 6th - Infringement provided for in item IV above shall have its severity contingent on the importance of tax activity harmed and consists of the violation by act or default, directly or indirectly, by the Carrier or its assigns, that prevents or impairs the supervision activity by Anatel, its assigns, agents or even its users, particularly:

a) denial by Carrier to provide information on services granted or related property as requested by Anatel;

b) obstruction to the activities of Anatel supervision agents;

c) failure to comply any publicity obligation set forth herein or in regulations; and

d) failure to send or untimely provision of any information, data, report or document that, as set forth herein or by regulation, should be sent to Anatel.

Paragraph 7th - Infringement provided for in item VIII of this Article shall have its severity contingent on risk taken and it consists of any action by Carrier that violates rules set forth herein or by regulation, that violates safety technical standards or rules or that may risk facilities intended to services granted, particularly:

a) use of equipment non-certified or non-homologated by Anatel under terms of regulations in services granted;

b) during operation and service maintenance, failure to allocate manpower and materials required to maintain safety minimal standards; and

c) failure to take precautions recommended to provide services hereby granted;

Paragraph 8th - Infringement provided for in item IX of this Article shall have its severity contingent on the importance, economic amount and relevance of property involved and it consists of Carrier’s conduct opposite to what it is set forth herein or by regulations and that may risk properties or equipment related hereto or that makes difficult their return, particularly:

a) failure to keep an inventory or record of property mentioned in Article 22.1;

b) use of third party property without Anatel’s previous consent or waiver directly in services that are the subject matter hereof;

c) negligence in conservation of returnable property, subject to regulations; and

d) failure to provide information provided in Article 22.1.

Paragraph 9th - Sanction provided for in item X above shall be imposed upon verification of non-compliance of an obligation hereof not included in previous items, particularly:

a) non compliance of provision of item XXX of Article 16.1; and

b) denial or postponing of access, under terms of regulation, to information on its list of subscribers required to disclose telephone directories.

Paragraph 10th - Sanction provided for in item VII above shall be imposed upon non-compliance of Anatel’s orders, particularly those related to respecting users’ rights;

Paragraph 11th - Sanction provided for in item II above has contractual nature and shall be imposed by Anatel regardless of measures to be taken by CADE [Administrative Council for Economic Protection].

Paragraph 12th - The failure to pay any fine fixed under terms of provision of this Article to time set by Anatel shall be regarded as misconduct, enabling intervention in Carrier under terms of Chapter XXXI, in addition to a delay fine of zero point thirty-three percent (0.33%) per day up to a limit of ten percent (10%), plus reference rate of SELIC [Special System for Liquidation and Custody] for federal securities accrued on the debt amount, taking into account all default days.

Clause 26.2 For purposes of imposing contract penalties set forth in this Chapter, rules of Title IV, Book III, Law no. 9.472 dated 1997 and regulations shall be observed.

Paragraph 1st - Upon determination of severity of sanctions and penalties, Anatel shall take into account the following situations:

I – the ratio between penalty intensity and default severity, including the number of users affected;

II – damages arisen out of infringement to services and users;

III – Benefits obtained by Carrier by virtue of infringement;

IV – Carrier’s participation in market within geographic area where services are provided.

V – Carrier’s finance and economic status, especially as for its ability to generate revenue and its equity;

VI – Carrier’s history;

VII – special recurrence, that is, repeated default of the same nature after receiving previous notice within 2 (two) years from service of process; and

VIII – infringement general aggravating or mitigating circumstances.

Paragraph 2nd - Regardless of special criteria provided for in each item in the former Article and other criteria set forth by regulations, penalties shall observe the following:

I – The infringement shall be regarded as light when it arises from involuntary or excusable actions by the Carrier that do not benefit the Carrier;

II - The infringement shall be regarded as medium when it arises from inexcusable actions, but those actions are of no avail to Carrier or do not benefit the Carrier, neither affect a significant number of users;

III - The infringement shall be regarded as serious when Anatel verifies one of the following factors:

a) Carrier’s bad faith;

b) The infringement benefits directly or indirectly the Carrier;

c) Infringement recurrence by Carrier;

d) The number of users affected is significant;

e) in case set forth in § 12 in previous Article.

Paragraph 3rd -. At Anatel’s discretion, in infringements classified as light, the warning penalty may be imposed on Carrier.

Paragraph 4th -. For the purpose of imposing sanctions set forth in this chapter, Anatel’s Internal Regulations shall be complied with.

Clause 26.3 - Penalties provided for in this Chapter shall be imposed without prejudice to intervention or declaration of forfeiture set forth herein.

Sole paragraph. In case of total or partial non-performance of adjustment or non-excused delays over one hundred and twenty (120) days in meeting goals set forth herein, the Carrier shall be subject to forfeiture of assignment under terms of Article 27.4.

Clause 26.4 The maximum amounts of penalties provided for in this Chapter are baselines for June 1998 and they shall be adjusted upon application of IGP-DI [General Price Index – Internal Availability].

Chapter XXVII – Extinction of the Concession

Clause 27.1. The Concession Contract will be considered extinct in the following hypotheses:

I – end of the time period for the concession of the service;

II – takeover, as per article 113 of Law No. 9,472 of 1997;

III – caducity, as per terms of article 114 of Law No. 9,472 of 1997, and in the present Contract;

IV – friendly or judicial rescission, as per terms of article 115 of Law No. 9,472 of 1997, and

V – annulment.

Paragraph 1st. Once the concession is extinct, the rights and duties relative to the rendering of the service granted will be returned to Anatel, with reversal of goods referred to in clause 22.1, safeguarding the Concessionaire the right to the indemnities foreseen in the legislation as well as in this Contract.

Paragraph 2nd. After the extinction of the concession, Anatel will proceed to the surveys, evaluations and liquidations that may be required, within 180 (one hundred and eighty) days counting from the assumption of the service, except in the hypothesis of end of the contractual time period, when these measures must be adopted by Anatel in advance.

Paragraph 3rd. If the concession is extinct before the contractual term, Anatel, at no loss of the other pertinent measures, may:

I – occupy, temporarily, the assets and liabilities and make use of the personnel employed in the rendering of the service, required for its continuity, and

II – keep the contracts signed by the Concessionaire with third parties for the period and in the conditions initially adjusted.

Clause 27.2. The reversal at the end of the contractual term will be performed without any indemnities, except when there occurs the hypothesis foreseen in clause 23.3.

Clause 27.3. As per terms of article 113 of Law No. 9,472 of 1997, takeover is considered to be the retaking of the service by Anatel during the concession period, in face of an extraordinary reason in the public interest, against specific authorizing law and preceded by the payment of indemnity.

Clause 27.4. The present Contract may have its caducity declared by act of the Director Council of Anatel, preceded of an administrative law suit that assures full right of defense to the Concessionaire, in the hypotheses of:

I – transfer of partnership control, merger, separation, transformation of the Concessionaire or even incorporation or reduction in its capital stock without the previous approval of Anatel;

II – irregular transfer of the Contract;

III – non fulfillment of the transfer commitment referred to in clause 19.1 and in article 87 of Law No. 9,472 of 1997;

IV – bankruptcy or dissolution of the Concessionaire;

V – non fulfillment of the requirements of the coverages by insurance plans as an affront to the obligations foreseen in clause 24.1 and such omission cannot, at Anatel’s criterion, be supplied with the intervention;

VI – when, in the terms of article 114, item IV, of Law No. 9,472 of 1997, there occurs any of the hypotheses foreseen in clause 28.1 and, at Anatel’s criterion, the intervention is considered to be inconvenient, hindering or even unfairly beneficial to the Concessionaire, and

VII – non fulfillment of the universalization goals contained in the PGMU approved by Decree No. 2592 of May 15, 1998.

Paragraph 1st. The intervention will be considered uncalled for when the demand for the service object of the concession can be met, against permission, by other providers in a regular and immediate way.

Paragraph 2nd. The declaration of caducity will not suppress the application of the pertinent penalties as per the terms of the Contract by infractions practiced by the Concessionaire, nor will it harm the right to indemnity defined in the terms of the subsequent Chapter.

Clause 27.5. The Concessionaire will have the right to contractual rescission, judicially or friendly, when, out of action or omission of the Public Power, the execution of the Contract becomes excessively expensive, as per terms of article 115 of Law No. 9,472 of 1997.

Sole Paragraph. The introduction or the expansion of the competition among the several providers of the service object of the concession does not represent a reason for contractual rescission, being certain that the Concessionaire assumes the present concession aware that it will exercise its activities without any market reserve or exclusivity.

Clause 27.6. The annulment will be decreed by Anatel in case of irregularity that cannot be mended and is considered to be severe as verified in the present Contract.

Chapter XXVIII – Indemnity

Clause 28.1. For the purposes of indemnity calculation, due by Anatel to the Concessionaire in the cases expressly foreseen in the present Contract, the following will be complied with:

I – end of the contractual time period – there will be right to indemnity, except if it is proven that the non payment means unmotivated enrichment on the part of the Union as a result of reserve of assets not fully paid in, abiding by the terms of clause 23.3, deducting the amount of the damages caused and the fines incurred, as well as, whenever the case, the financial obligations that have not been met;

II – takeover – abiding by terms of Article 113 of Law No. 9,472 of 1997, the indemnity that will be paid previously to the act, must correspond to the value of the assets that reverted to the granting power, deducting the depreciation, the value of the damages caused and the fines incurred, as well as, when the case might be, the financial obligations that have not been met;

III – caducity – irrespectively of the application of penalties and reparation of damages resulting from lack of compliance, as per terms of the Contract, the Concessionaire may only claim indemnity if it confirms that unmotivated enrichment is taking place on the part of the Union as a result of reversal of assets not fully paid in or depreciated, deducting the amount of the damages caused and the fines incurred, as well as, whenever the case, the financial obligations that have not been met;

IV – friendly or judicial rescission – there will be no indemnity, except if – in opposition – this is established by judicial sentence, and

V – annulment – only when proven that the Concessionaire did not contribute to the illegality, corresponding indemnity will be due only relative to the effective value of the assets that revert to the Union, calculated on the date the annulment is decreed, as long as these assets have not been yet fully paid by from the exploration of the services, deducting, in addition, the value of the damages caused and of the fines incurred, as well as, whenever the case, of the financial obligations that have not been met.

Paragraph 1st. The temporary value to be anticipated by Anatel for the takeover cases will be calculated in the form prescribed in the specific authorizing law.

Paragraph 2nd. When caducity takes place out of confirmed guilt of the Concessionaire, this will also result in:

a)	retention of the credits resulting from the Contract, even with the appropriation of revenue resulting from payments made by the users of the service;

b)	responsibility for damages caused to the Union and to the users;

c)	application of fines as per terms of the present Contract and effective legislation, and

d) loss of guarantee-insurance foreseen in clause 24.1.

Paragraph 3rd. The hypothesis of takeover being executed, the indemnity that is pertinent to the other cases of extinction in the Contract will be calculated as per the terms of this Chapter and divided by the number of months to which it would still be effective as per the concession, and the first installment should be due after 1 (one) year of the extinction of the Contract.

Paragraph 4th. Anatel may transfer to the renderer that follows the Concessionaire in the exploration of the service, the encumbrance of the payment of the respective indemnities, once again assuming the obligation to pay, in case the new renderer is late more than 90 (ninety) days in his payments.

Chapter XXIX – Users Council

Clause 29.1. The Concessionaire will organize and maintain, in permanent operating condition, a Council of Users, integrated by representatives of organizations from several classes of users and official agencies of defense of the consumer, of a consulting nature and turned to orientation, analysis and evaluation of the services and the quality of the service on the part of the Concessionaire, as well as for the formulation of suggestions and proposals for the improvement of the services.

Sole Paragraph. Anatel will establish by means of specific regulation rules for the installation and operation of the Users Council.

Chapter XXX – Environment and Environmental Control

Clause 30.1. The Concessionaire will adopt, at its own account and risk, all the measures included in the Brazilian legislation and regulation or, in their absence, adopt the best practices on environment, notably in relation to:

I – the use of the surface and underground;

II – the construction of towers, poles and other devices for the support of electromagnetic radiation equipment;

III – human exposure to electrical, magnetic and electromagnetic fields, abiding by the limits established in Anatel’s regulation;

IV – minimization in the use of natural resources and power, and

V – respect toward the historical-cultural patrimony and the indigenous communities.

Sole Paragraph. The Concessionaire will present to the competent agencies, whenever required, the reports of environmental impact, as well as will arrange for the achievement of the respective license, as per applicable legislation.

Chapter XXXI – Intervention

Clause 31.1. The intervention in the Concessionaire may be decreed by Anatel, at its discretion and according to the public interest, through specific act and motivated by its Managing Board, under the terms of Section V, Chapter II, Title II, of Law no. 9.472, dated 1997, and in special in the following situations:

I – unjustified interruption of the service, which shall mean the interruption of the provision outside the hypotheses set forth herein and without the presentation of the reasons to be considered by Anatel as able to justify it;

II – inadequacy or insufficiency reiterated in the service rendered, characterized by the inobservance of the parameters of quality set forth in this Contract and in the general rules, even after communication of term, by Anatel, for regulating the situation;

III – inappropriate administration that may put into risk the continuity of the service, especially that may cause economic-financial unbalance;

IV – repetition of breaches deemed serious, under the terms of clause 26.1;

V – non-compliance of the goals of universalization, which shall mean the unjustified inobservance of the schedule of implementation of the obligations of universalization set forth herein;

VI – unjustified refusal or procrastination of interconnection, which shall mean the negative, delay or any procrastination attitude in the negotiation or performance of the call to its requested network by another provider, observing the general rules:

VII – practices of breach to the economic order, as to impede conducts deemed harmful to the free, broad and fair competition among the service providers; and

VIII – omission in rendering the account to Anatel or offering hindrance to the inspective activity that presuppose the practice of any of the occurrences set forth in the items above.

Clause 31.2. The act of intervention must necessarily indicate the term, reasons, objectives and limits, as well as the intervening party.

Sole Paragraph. The term and the limits of the intervention shall be compatible with and proportional to the reasons that raised it.

Clause 31.3. The intervention shall be preceded by an administrative procedure to be presented by Anatel, which shall ensure the full right to defense of the Concessionaire.

Sole Paragraph. In the case the immediate intervention is mandatory, it may be decreed on a provisional basis by Anatel, without prior manifestation from the Concessionaire, case in which the procedure shall be immediately presented on the date of the decree and concluded within one hundred and eighty (180) days, term in which the Concessionaire may exercise its full right to defense.

Clause 31.4. The decree of the intervention shall not affect the regular course of the business of the Concessionaire, nor its normal operation, but it shall produce the immediate withdrawal of its administrators.

Clause 31.5. The position of intervening party may fall upon an agent of the Anatel staff, and it may be a person specifically appointed, a collegiate, or legal entity, and the Concessionaire shall incur eventual remuneration costs.

Paragraph 1 – Anatel is entitle to appeal to the acts of the intervening party.

Paragraph 2 – The intervening party shall render accounts and respond for the acts carried out thereby.

Paragraph 3 – For acts of disposal and lien of the assets of the Concessionaire, the intervening party shall obtain prior consent from Anatel.

Clause 31.6. The intervention shall not be decreed when, at the discretion of Anatel, it is considered as unnecessary.

Sole Paragraph. The intervention will be considered unnecessary in the events set forth by Paragraph 1 of clause 27.4, as well as in the cases set forth in Article 114, item IV of Law no. 9.472, dated 1997.

Chapter XXXII – Expropriations and Administrative Impositions

Clause 32.1. If the execution of any dispossession or administrative easement becomes necessary for the purposes of implementation, provision, or modernization of the services, the respective charges shall be fully incurred by the Concessionaire, and Anatel shall request the President of the Republic, through the Ministry of Communications, to issue the act of decree of public utility.

Chapter XXXIII – Arbitration

Clause 33.1. Eventual conflicts that may arise resulting from the application and interpretation of the norms of the concession shall be resolved by Anatel, in its exercise of governing agency, as prescribed in Articles 8 and 19 of Law no. 9.472, dated 1997, as well as in its Internal Rules, and the Concessionaire may refer to the arbitration procedure set forth in this Chapter, exclusively when not conformed with the decision of Anatel regarding the following issues:

I – breach of the right of the Concessionaire to the protection of its economic status, as set forth in Chapter XIII;

II – revision of the fares, as set forth in Chapter XIII; and

III – indemnities due upon the extinction of this Contract, including with regards to any assets reversed.

Sole Paragraph. The submission of any issue to arbitration does not exempt Anatel, nor the Concessionaire, from the obligation of fully complying with this Contract, nor allows the interruption of the activities linked to the concession.

Clause 33.2. The arbitration process shall begin with the communication sent from one party to the other with the request of the installation of the Arbitration Court, as set forth in this Chapter, further indicating in detail the subject matter related to the controversy.

Sole Paragraph. Anatel may refuse the installation of the Arbitration Court if, duly grounded and justified, it demonstrates that the controversy is not included in the list of issues set forth in clause 33.1.

Clause 33.3. The Arbitration Court shall be composed of five (5) members, appointed as follows:

I – two (2) effective members and their respective substitutes, appointed by the Anatel’s Managing Board, who shall be experts in the affected areas related to the controversial issue, not pertaining to the Anatel’s staff, and at least one of them to be the chairman of the board, with specific expertise in legal regulation of telecommunication issues;

II - two (2) effective members and their respective substitutes, appointed by the Concessionaire, who shall be experts in the affected areas related to the controversial issue, not pertaining to the Concessionaire’s staff, and at least one of them with specific expertise in legal regulation of telecommunication issues; and

III – one (1) effective member and his/her respective substitute, appointed by the members indicated in the items above.

Paragraph 1 – The Arbitration Court may be assisted by the technical experts whose appointment is considered convenient.

Paragraph 2 – The Court shall be considered as instituted on the date in which all the arbitrators accept their respective appointments and communicate both parties of their acceptance.

Paragraph 3 – The Court shall judge according to the right constituted and its decisions shall have cogent power, regardless of judicial homologation.

Clause 33.4. Not refused by Anatel or if such questioning is resolved, the arbitration Process set forth in this Chapter shall commence, obeying the following procedure:

I – the parties shall have ten (10) days from the receipt of the communication mentioned in the caput of the clause above to appoint the members of the Arbitration Court, which shall be installed immediately after the acceptance of all members;

II – if one of the parties fails to manifest an opinion or in case of resistance to the installation of the Arbitration Court, the other party may make use of the right set forth in article 7 of Law no. 9.307, dated September 23, 1996;

III – once the Arbitration Court is installed, a successive term of twenty-five (25) days will be opened for the parties to present their considerations regarding the controversial issue, occasion in which they may submit opinions, expert works, reports, attach documents or information deemed relevant to sustain their position;

IV – after the presentation of the memos, the Court shall analyze the reasons exposed and may, through request of one of its members, determine the elaboration of opinions, expert works or reports, request information or documents from the parties, as well as make diligences and take the steps deemed necessary for the perfect instruction of the controversial issue;

V – during the collection of the elements mentioned in the item above, the parties will be always entitled to manifestation and contradiction, under the principles of informality, consent, and celerity that will ground the procedure;

VI – after the closing of the instruction, a common term of fifteen (15) days will be given for the parties to present their final allegations;

VII – after the period set forth in the item above, regardless of the presentation of the final allegations, the Court may pronounce its decision within no late than thirty (30) days;

VIII – the decision of the Court shall not be subject to appeal, except in case of request of reconsideration, which is permitted only in case of decision adopted by majority of a single vote; and

IX – the arbitration procedure can only be subject to invalidation in the cases set forth in Article 32 of Law no. 9.307, dated 1996.

Sole Paragraph. Expenses with the arbitration process, including costs with opinions, expert works and reports, as well as the fees to the members of the Court shall be incurred by the Concessionaire or Anatel, as decided by the Arbitration Court.

Chapter XXXIV – Resolution of Conflicts

Clause 34.1. Eventual conflicts that may arise between the Concessionaire and other providers of telecommunications services, of collective interest, regarding the interpretation and application of the rules, may be submitted to Anatel in the exercise of its position of governing agency, as set forth by Articles 8 and 19 of Law no. 9.472, dated 1997, by means of:

I – meeting of composition of conflicts;

II – mediation process; and

III – arbitration procedure.

Sole Paragraph. The adoption of the instrument set forth in this clause does not harm the use of any other forms of administrative resolution of conflicts between the providers, under the terms of Anatel’s Internal Rules.

Chapter XXXV – Applicable Legal Regimen and Applicable Documentation

Clause 35.1. Law no. 9.472, dated July 16, 1997 and the rules resulting thereof shall govern this concession, especially the rule of competence of the Executive Power, notwithstanding the other norms of the Brazilian legal system, as set forth in Article 18 of such Law, which shall always prevail in case of conflict with the other.

Clause 35.2. In the provision of the service granted herein, the national policies of telecommunications and the Anatel’s rules shall be observed, being part of this Contract, especially the documents listed below:

I – General Plan of Grants;

II – General Plan of Universalization Goals;

III – General Plan of Quality Goals;

IV – General Plan of Competition Goals;

V – Rules of Telecommunication Services;

VI – Rules of the Commuted Fixed Telephone Service;

VII – General Rules of Interconnection;

VIII – Rules of Numbering for the Commuted Fixed Telephone Service;

IX – Rules of Administration of Numbering Resources;

X – Rules on the Remuneration for the Use of the Networks Providers of the Commuted Fixed Telephone Service;

XI – Rules of the Local Areas;

XII – Rules for the Use of Services and Networks of Telecommunications in the Access to Internet Services;

XIII – Rules of Portability of Access Codes;

XIV – Rules of Sanctions;

XV – Rules of Separation and Allocation of Accounts;

XVI – Rules of Industrial Exploration of Dedicated Line;

XVII – Billing Rules;

XVIII – Rules of Systemic Interruptions of the Commuted Fixed Telephone Service;

XIX – Rules of Control of Reversible Assets;

XX – Rules on Offer, Trading, and Resale of the Commuted Fixed Telephone Service;

XXI – Rules for the Provision of the Commuted Fixed Telephone Service with Use of Non-Geographical Access Codes,

XXII – Rules on the disclosure of lists of subscribers and publication and distribution of the obligatory and free telephone list; and

Clause 35.3. The interpretation of the norms and provisions contained in this Contract shall take into account, in addition to the documents mentioned in the item above, the general rules of hermeneutics and the norms and principles contained in Law no. 9.472, dated 1997.

Chapter XXXVI – Court

Clause 36.1. The Court of the Judicial Section of the Federal Justice of Brasília, Federal District, shall be the one competent to resolve any issues resulting from this Contract and that cannot be resolved by the procedure of solution of divergences set forth in Chapter XXXIII – Arbitration.

Chapter XXXVII – Final and General Provisions

Clause 37.1. This Contract shall become effective on the date of its publication in the Official Federal Gazette.

Clause 37.2. This Contract may be altered unilaterally upon supervening legal provision, by virtue of law, or through act of the Granting Power.

In witness whereof, the parties sign this Contract in three (3) counterparts of equal tenor and form, before the witnesses, who also sign it, as to produce its legal and judicial effects.

Brasília, December 22, 2005.

By Anatel:	By the Concessionaire:

[illegible signature]	[illegible signature]
PLÍNIO DE AGUIAR JÚNIOR	FERNANDO XAVIER FERREIRA
President, Substitute	President

[illegible signature]	[illegible signature]
JOSÉ LEITE PEREIRA FILHO	STAEL PRATA SILVA FILHO
Director	Executive Vice-President of
Strategic Planning and Governance

Witnesses:

[illegible signature]	[illegible signature]
MARCOS BAFUTTO	CAMILLA TEDESCHI DE TOLEDO
ID: 3636/D CREA-GO	TÁPIAS
ID: 18.980.578 SSP-SP

ATTACHMENT No. 01

QUALIFICATION OF THE REVERSIBLE ASSETS OF THE PROVISION OF

THE LOCAL COMMUTED FIXED TELEPHONE SERVICE

a. Infra-structure and equipment of commutation and transmission, including public use platforms;

b. Infra-structure and equipment of external network;

c. Infra-structure of equipment of energy and air conditioning;

d. Infra-structure and equipment of Centers of Support and Service Provision;

e. Infra-structure and equipment of systems of support to the operation; and

f. Other items indispensable to the provision of the service.

ATTACHMENT No. 02

BASIC PLAN OF THE LOCAL SERVICE

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP

Sector 32

1. General Provisions

1.1. The Basic Plan of the Commuted Fixed Telephone Service in the national long distance modality – National Long Distance STFC is governed by the rules in force, by the Acts mentioned in this attachment, and by others that may succeed it.

1.1.1. Other conditions for the provision of the STFC in the national long distance modality, as set forth in the rules, including those related to the modifications in the tariff structure, are part of this attachment as if included herein.

1.2. The fares presented are maximum and net of taxes and supervening social contributions.

2. The use of the Commuted Fixed Telephone Service in the national long distance modality

2.1. Fixed-Fixed call.

2.1.1. The system of billing for the National Long Distance Commuted Fixed Telephone Service (STFC LDN) considers the distance between its billing area centers of origin and destine of calling and its time duration, the kind of calling and its time of use.

2.1.2. The centers places of billing area are approved in the terms of the STFC Billing Rules provided in the public regimen.

2.1.3. The use of STFC LDN will be billed by Time of Use, being the billing unit the tenth part of a minute (six seconds) and the minimum time of billing of 30 (thirty) minutes, in the terms of the STFC Billing Rules provided in the public regimen.

2.1.4. In the terms of Act n. 51,300 of 06/30/2005, the maximum value for the billing minute of STFC LDN, in consequence of the distance between the centers of billing area and the time of calling, are:

Degree	Geodetic Distance	Value in R$, free of taxes
		Differentiated	Normal	Reduced	Super Reduced
D1	until 50 km	0.22311	0.11671	0.05729	0.02577
D2	>50 to 100 km	0.38111	0,17990	0.08629	0.04300
D3	> 100 to 300 km	0.42770	0.24672	0.12217	0.05818
D4	> 300 km	0.50128	0.30616	0.17904	0.08952

2.1.5. The time variation is set forth by the STFC Billing Rules provided in the public regimen, as those included in the table below:

Timetable	Monday to Friday	Saturdays	Sundays and National Holidays
From 12 am to 6 am	Super reduced	Super reduced	Super reduced
From 6 am to 7 am	Reduced	Reduced	Reduced
From 7 am to 9 am	Normal	Normal	Reduced
From 9 am to 12 pm	Differentiated	Normal	Reduced
From 12 pm to 2 pm	Normal	Normal	Reduced
From 2 pm to 6 pm	Differentiated	Reduced	Reduced
From 6 pm to 9 pm	Normal	Reduced	Reduced
From 9 pm to 12 am	Reduced	Reduced	Reduced

2.1.6. It will not be permitted the charge of any increase over the values above defined, independently of the calling duration.

2.1.7. To national long distance calls originated in TUP and destined to STFC access the method of measurement per time of use will be adopted, based on the value of UTP (VTP), as set forth in the STFC Billing Rules provided in the public regimen, being the first unit levied upon the answering of the call and the following at every period of time, in seconds correspondent to (VTP/Dn) x 60, where Dn is the value of billing degree.

2.2. Calls involving other telecommunication services.

2.2.1. The criteria and billing procedures of calls to Personal Mobile Service (SMP) are those defined in the rules.

2.2.1.1. The billing unit is one-tenth of minute (six seconds) and the minimum billing time is 30 (thirty) seconds.

2.2.1.2. The maximum communication values involving the SMP (VC-2 and VC-3), per minute, considering the nature of calling and pursuant to Act n. 42.422 dated of 02/06/2004 are included in the table below:

Normal Tariff		Reduced Tariff
VC-2	VC-3	VC-2	VC-3
0.96584	1.09894	0.67608	0.76925

2.2.1.3. The timetable of reduced fare for SMP calls shall be from Monday to Saturday, from 12:00 AM to 7:00 AM, and from 9:00 PM to 12:00 PM, and on Sundays and national holidays, 24 hours, as set forth in the applicable rules.

2.2.2. The billing criteria and procedures to Specialized Mobile Service (SME) are those defined in the rules.

2.2.2.2. The maximum communication values involving the SME (VC-2 and VC-3), per minute, considering the nature of calling and pursuant to Act n. 54.687 dated of 12/12/2005 are included in the table below:

Normal Tariff		Reduced Tariff
VC-2	VC-3	VC-2	VC-3
0.90465	1.02931	0.63325	0.72051

The billing unit will be one-tenth of minute (six seconds).

2.2.3. To national long distance calls originated in TUP and destined to other services of collective interest, which register areas be different and do not contain the billing area from originator TUP, it will be adopted the method of measuring by time of use, with basis in the value of UTP (VTP) and the communication value.

2.2.4. The billing criteria and procedures to calls destined to other services of collective interest are those defined by ANATEL in the rules.

ATTACHMENT No. 03

Optical Routes

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP

Sector 32

INSTALLED
BONFIM PAULISTA (SP) – RIBEIRAO PRETO (SP)
GUATAPARA (SP) – PRADOPOLIS (SP)
RIBEIRAO PRETO (SP) – SAO SIMAO (SP)
RIBEIRAO PRETO (SP) – SERRANA (SP)
RIBEIRAO PRETO (SP) – SERTAOZINHO (SP)